Exhibit 99.3

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
CORPUS CHRISTI DIVISION

)
In re:	)	Chapter 11
)
EDGE PETROLEUM CORPORATION, et al	)	Case No. 09-20644
)
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Debtors.	)	Jointly Administered under Case No.
	)	09-20644
)

DISCLOSURE STATEMENT FOR THE DEBTORS’
PROPOSED JOINT PLAN OF REORGANIZATION

IMPORTANT DATES

•              Date by which Ballots must be received:               ., prevailing Central Time,                 , 2009

•              Deadline by which objections to Confirmation of the Plan must be Filed and served:               , prevailing Central Time,               ,

•              Hearing on Confirmation of the Plan:               , prevailing Central Time,               ,

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT HAS BEEN SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

AKIN GUMP STRAUSS HAUER & FELD LLP	JORDAN, HYDEN, WOMBLE, CULBRETH & HOLZER, P.C.
Charles R. Gibbs (SBN 07846300; Fed ID 177)	Shelby A. Jordan (SBN 11016700; Fed ID 2195)
Sarah Link Schultz (SBN 24033047; Fed ID 30555)	Nathaniel Peter Holzer (SBN 00793971; Fed ID 21503)
Yewande Akinwolemiwa (SBN 24056633; Fed ID 909757)	Harlin C. Womble (SBN 21880300; Fed. ID 8959)
1700 Pacific Avenue, Suite 4100	500 North Shoreline Boulevard, Suite 900
Dallas, TX 75201-4675	Corpus Christi, Texas 78471
Telephone: 214.969.2800	Telephone: 361.884.5678
Facsimile: 214.969.4343	Facsimile: 361.888.5555

-and-

Proposed Attorneys for the Debtors and Debtors in Possession

Dated: October 1, 2009

THE PLAN VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN DESCRIBED HEREIN IS                              AT            P.M., PREVAILING CENTRAL TIME, UNLESS THE DEBTORS EXTEND THIS DATE PRIOR TO THE PLAN VOTING DEADLINE.  TO BE COUNTED, THE VOTING AGENT MUST RECEIVE YOUR BALLOT OR MASTER BALLOT ON OR BEFORE THE PLAN VOTING DEADLINE.

THE DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION.  THE INFORMATION INCLUDED IN THE DISCLOSURE STATEMENT IS PROVIDED FOR THE PURPOSE OF SOLICITING ACCEPTANCES OF THE PLAN AND SHOULD NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER AND HOW TO VOTE ON THE PLAN.  THE SUMMARIES OF THE FINANCIAL INFORMATION AND THE DOCUMENTS WHICH ARE ATTACHED TO, OR INCORPORATED BY REFERENCE IN, THE DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH INFORMATION AND DOCUMENTS AND THE STATEMENTS REFLECTED HEREIN OR THEREIN, RESPECTIVELY.  IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THE DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION INCORPORATED IN THE DISCLOSURE STATEMENT BY REFERENCE, THE PLAN OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT HAVE BEEN MADE AS OF THE DATE OF THE DISCLOSURE STATEMENT UNLESS OTHERWISE SPECIFIED.  HOLDERS OF CLAIMS AND INTERESTS REVIEWING THE DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH IN THE DISCLOSURE STATEMENT SINCE THE DATE OF THE DISCLOSURE STATEMENT OR THE DATES OTHERWISE NOTED.  EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN, THE DISCLOSURE STATEMENT, AND THE PLAN SUPPLEMENT IN THEIR ENTIRETY BEFORE CASTING A BALLOT.  THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE.  ENTITIES DESIRING SUCH ADVICE OR ANY OTHER ADVICE SHOULD CONSULT WITH THEIR OWN ADVISORS.

NO ONE IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THE DISCLOSURE STATEMENT.  NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THE DISCLOSURE STATEMENT AND THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT.  ANY INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN AS SET FORTH, OR INCONSISTENT WITH THE INFORMATION CONTAINED IN THE DISCLOSURE STATEMENT OR THE DOCUMENTS ATTACHED TO THE DISCLOSURE STATEMENT AND THE PLAN, SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST.

WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING, THREATENED, OR POTENTIAL LITIGATION OR OTHER ACTIONS, THE DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION, OR WAIVER,

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BUT RATHER AS A STATEMENT MADE IN THE CONTEXT OF SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE.  THE DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THE DISCLOSURE STATEMENT.

THE FINANCIAL INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THE DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, EXCEPT AS SPECIFICALLY INDICATED OTHERWISE.

THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS AND THEIR PROFESSIONALS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET, AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE ABILITY TO ACHIEVE THE PROJECTED RESULTS.

THE BANKRUPTCY COURT HAS SCHEDULED THE CONFIRMATION HEARING TO COMMENCE ON [                ], 2009, AT [      ] A.M. PREVAILING CENTRAL TIME BEFORE THE HONORABLE                                         , UNITED STATES BANKRUPTCY JUDGE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS, CORPUS CHRISTI DIVISION, 1133 N. SHORELINE BLVD., CORPUS CHRISTI, TEXAS 78401.  THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME BY THE BANKRUPTCY COURT WITHOUT FURTHER NOTICE EXCEPT FOR AN ANNOUNCEMENT OF THE ADJOURNED DATE MADE AT THE CONFIRMATION HEARING OR ANY ADJOURNMENT OF THE CONFIRMATION HEARING.

TO BE COUNTED, THE BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY KURTZMAN CARSON CONSULTANTS LLC, CLAIMS AGENT IN THESE CHAPTER 11 CASES, NO LATER THAN [          ] P.M. PREVAILING CENTRAL TIME, ON [                  ], 2009.

OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE [              ], 2009.  UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE ORDER APPROVING THE DISCLOSURE STATEMENT, THEY MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

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TABLE OF EXHIBITS(1)

Exhibit	Name

A	Plan of Reorganization
B	Edge Organization Chart
C	Order Approving the Disclosure Statement
D	Balance Sheet
E	Pending Pre-petition Litigation
F	Bidding Procedures Order
G	Liquidation Analysis

(1) To the extent the referenced Exhibits are not attached to the Disclosure Statement, they will be filed as part of the Plan Supplement.

ARTICLE I

BACKGROUND

Section 1.01                                          Introduction

Edge Petroleum Corporation, a Delaware Corporation (“Edge”), and the other debtors in the above-captioned Chapter 11 Cases (collectively, the “Debtors”) submit the following Disclosure Statement pursuant to Bankruptcy Code section 1125 for the purpose of soliciting votes to accept or reject the Debtors’ Plan.(2)  A copy of the Plan is attached hereto as Exhibit “A”.  The Disclosure Statement describes certain aspects of the Plan, including the treatment of holders of Claims and Interests, and also describes certain aspects of the Debtors’ operations, financial projections, and other related matters.

On the Petition Date, the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.  By order of the Bankruptcy Court, the Chapter 11 Cases are being jointly administered for procedural purposes only.  Pursuant to Bankruptcy Code sections 1107 and 1108, the Debtors are continuing to operate their businesses and manage their properties as debtors in possession in these chapter 11 cases.

Section 1.02                                          Sources of Information

THE INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECTED TO A CERTIFIED AUDIT AND IS BASED, IN PART, UPON INFORMATION PREPARED BY PARTIES OTHER THAN THE DEBTORS.  THEREFORE, ALTHOUGH THE DEBTORS HAVE MADE EVERY REASONABLE EFFORT TO BE ACCURATE IN ALL MATERIAL MATTERS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT ALL THE INFORMATION CONTAINED HEREIN IS COMPLETELY ACCURATE.

Except as otherwise expressly indicated, the portions of this Disclosure Statement describing the Debtors, their businesses, properties and management, and the Plan, have been prepared from information furnished by the Debtors.

Certain of the materials contained in this Disclosure Statement are taken directly from other readily accessible documents or are digests of other documents.  While the Debtors have made every effort to retain the meaning of such other documents or portions that have been summarized, the Debtors urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves.  In the event of a discrepancy between this Disclosure Statement and the actual terms of a document, the actual terms of such document shall apply.

(2) Capitalized terms used in the Disclosure Statement and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

The authors of the Disclosure Statement have compiled information from the Debtors without professional comment, opinion or verification and do not suggest comprehensive treatment has been given to matters identified herein.  Each Creditor and Holder of an Interest is urged to independently investigate any such matters prior to reliance.

No statements concerning the Debtors, the value of their property, or the value of any benefit offered to the Holder of a Claim or Interest in connection with the Plan should be relied upon other than as set forth in this Disclosure Statement.  In arriving at your decision, you should not rely on any representation or inducement made to secure your acceptance or rejection that is contrary to information contained in this Disclosure Statement, and any such additional representations or inducements should be reported to counsel for the Debtors, Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, Attention: Charles R. Gibbs.

Section 1.03                                          Description of Debtors’ Business and Assets

Edge is a publicly-traded independent exploration and production company with its principal executive offices in Houston, Texas.  The Debtors are primarily engaged in the exploration, development, acquisition and production of crude oil and natural gas properties from select onshore basins in the United States.  The Debtors have operations in South Texas, Southeast Texas, Southeast New Mexico, Mississippi and the Fayetteville/Moorefield Shale.  At year-end 2008, the Debtors’ net proved reserves were 124.1 Bcfe, comprised of 89.6 billion cubic feet of natural gas, 3.5 million barrels of natural gas liquids and 2.3 million barrels of crude oil and condensate. Natural gas and natural gas liquids accounted for approximately 89% of those proved reserves. Approximately 79% of the Debtors’ total proved reserves were developed as of year-end 2008, and they were all located onshore in the United States.  As of June 2009, Edge had 49 full-time employees, two part-time employees and nine contract employees.

Section 1.04                                          Debtors’ Corporate Structure

Edge was organized as a Delaware corporation in August 1996 in connection with its initial public offering and the related combination of certain entities that held interests in Edge Joint Venture II (the “Joint Venture”) and certain other oil and natural gas properties (the “Combination”).  In a series of transactions, Edge issued an aggregate of 4.7 million shares of common stock and received in exchange 100% of the ownership interests in the Joint Venture and certain other oil and natural gas properties.  In March 1997, and contemporaneously with the Combination, Edge completed the initial public offering of 2.8 million shares of its common stock (the “Offering”).  In December 2003, Edge completed a merger with Miller Exploration Company (“Miller”) in a stock-for-stock transaction, whereby Edge issued 2.6 million shares of common stock to the shareholders of Miller.  Miller’s subsidiary, Miller Oil Corporation (“Miller Oil”), was also included in the merger.  In December 2004 and January 2005, Edge completed a public offering of common stock whereby 4.0 million shares were issued to fund a significant asset acquisition.  In November 2005, Edge acquired 100% of the stock of Cinco Energy Corporation, which continues as a wholly-owned subsidiary named Edge Petroleum Production Company (“EPPC”).  In January 2007, Edge completed two concurrent public offerings in which approximately 2.9 million shares of preferred stock and approximately 10.9 million shares of common stock were issued to partially fund a January 2007 asset acquisition.  Edge has five

100% owned subsidiaries:  Edge Petroleum Operating Company, Inc. (“EPOC”), Edge Petroleum Exploration Company (“EPEC”), EPPC, Miller Oil and Miller.  A chart detailing the Debtors’ corporate structure is attached hereto as Exhibit “B”.

Section 1.05                                          The Debtors’ Pre-petition Indebtedness

On January 31, 2007, Edge entered into the Credit Agreement with Union as administrative agent and issuing lender, and the other financial institutions party thereto (with Union, collectively, the “Lenders”) in an amount equal to $750 million, of which only $320 million was available under the borrowing base established at the closing.  The Credit Agreement has a letter of credit sub-limit of $20 million.  The Credit Agreement is a senior, first-lien secured borrowing base revolving credit facility in favor of Edge and certain of its wholly-owned subsidiaries (which subsidiaries include EPOC, EPEC, Miller and Miller Oil).  The Credit Agreement is secured by liens and security interests in substantially all of the Debtors’ assets and provides that each subsidiary is a guarantor of the obligations incurred under the Credit Agreement.  The Credit Agreement includes certain restrictions, including, but not limited to, limitations on additional debt, sales of oil and natural gas properties or other collateral, and engaging in merger or consolidation transactions. The Credit Agreement also restricts common stock dividends, certain distributions of cash or properties, and certain liens.  The Credit Agreement includes other covenants and events of default that are customary for similar facilities.  The original maturity date set forth in the Credit Agreement was January 31, 2011.  During the year ended December 31, 2008, Edge repaid $21 million under the Credit Agreement using proceeds from asset sales.

As of December 31, 2008, $239 million in total borrowings were outstanding under the Credit Agreement.  At December 31, 2008, borrowings under the Credit Agreement bore interest at the Eurodollar Rate (as defined in the Credit Agreement) plus an applicable margin ranging from 1.25% to 2.50%, or the Adjusted Reference Rate (as defined in the Credit Agreement) plus a margin of up to 0.50%, with an unused commitment fee ranging from 0.25% to 0.50%, all of which depend on the utilization percentage of the Conforming Borrowing Base (as defined in the Credit Agreement).  At December 31, 2008, the interest rates applied to the outstanding Reference Rate and Eurodollar Rate borrowings were 3.75% and 4.33%, respectively, and a rate of 0.25% applied to any unused borrowing capacity.

The Credit Agreement provides for the periodic adjustment of the borrowing base.  Under the terms of the Credit Agreement, Edge is required to provide the Lenders with engineering reports on March 31 and September 30 of each year.  Within thirty (30) days of the receipt of the reports, the Lenders are entitled to redetermine the borrowing base and provide Edge with written notification of the redetermined borrowing base.  The Lenders may also make additional interim redeterminations of the borrowing base, provided that such interim redeterminations do not occur more frequently than once during each six-month period between scheduled redeterminations.  If a redetermination results in a decrease in the borrowing base, and such decrease results in the advances and letter of credit exposure under the Credit Agreement exceeding the amount of the borrowing base, Edge is required to repay the advances or make deposits into the cash collateral account to cure the deficiency.

In January 2009, the Lenders redetermined the borrowing base and reduced the borrowing base to $125 million, resulting in a $114 million borrowing base deficiency (the “Deficiency”).  Pursuant to the terms of the Credit Agreement, Edge elected to repay the Deficiency in six equal monthly installments, with the first $19 million installment being due on February 9, 2009.  However, Edge was not able to make the first installment payment on February 9, 2009.  Thereafter, in an effort to cure the Deficiency, the Debtors and the Lenders entered into a series of consent agreements.

On February 9, 2009, Edge and the Lenders entered into a Consent and Agreement (the “February Consent”) deferring the payment date of the first $19 million installment until March 10, 2009, and extending the due date for each subsequent installment by one month, with the last of the six $19 million installment payments to be due on August 10, 2009.  In connection with the February Consent, Edge agreed to repay $5 million of the outstanding advances under the Credit Agreement in two equal installments. The first $2.5 million payment was paid on February 9, 2009, and the second $2.5 million payment was paid on February 23, 2009.  Each of the payments would be applied on a pro rata basis to reduce the remaining six $19 million Deficiency payments.

On March 10, 2009, Edge and the Lenders entered into a Consent and Agreement (the “March Consent”) which provided, among other things, for the extension of the due date for the first installment to repay the Deficiency from March 10, 2009 to March 17, 2009. Notwithstanding such extension, Edge and the Lenders agreed that each of the other five equal installment payments required to eliminate the Deficiency would be due and payable as provided in the February Consent.

On March 16, 2009, Edge entered into Consent and Amendment No. 4 to the Credit Agreement (“Consent No. 4”) which provided, among other things, (1) that Edge would make a $25 million payment of the outstanding advances by May 31, 2009, with all remaining principal, fees and interest amounts under the Credit Agreement to be due and payable on June 30, 2009 (the new maturity date); (2) that it would be an event of default (i) if Edge failed to have executed and delivered on or before May 15, 2009 at least one of the following: (a) a commitment letter from a lender or group of lenders reasonably satisfactory to the Lenders providing for the provision by such lender or group of lenders of a credit facility in an amount sufficient to repay all of the obligations under the Credit Agreement on or before June 30, 2009, (b) a merger agreement or similar agreement involving Edge as part of a transaction that results in the repayment of the obligations under the Credit Agreement on or before June 30, 2009, and (c) a purchase and sale agreement with a buyer or group of buyers reasonably acceptable to the Lenders providing for a sale transaction that results in the repayment of all of the obligations under the Credit Agreement on or before June 30, 2009, or (ii) if Edge were in default under its hedging arrangements or if Edge’s hedging arrangements had been terminated or ceased to be effective without the prior written consent of Union and the Required Lenders (as defined in the Credit Agreement); (3) that the advances under the Credit Agreement would bear interest at a rate equal to the greatest of (a) the reference rate publicly announced by Union for such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) the Daily One-Month LIBOR Rate (as defined in Consent No. 4), in each case plus 2.5% or, during the continuation of an event of default, plus 4.5% (resulting in an effective interest rate of approximately 5.75% as of March 16, 2009); (4) for limitations on the making of certain capital expenditures and certain investments; (5) for the elimination of the current ratio, leverage ratio and interest coverage ratio covenant requirements; (6) for the retention of and cooperation with certain financial and technical advisors; (7) for additional reporting requirements related to business performance and the restructuring/sale process; and (8) for a permanent reduction of the Lenders’ commitment to lend to $0.  Consent No. 4 also eliminated the six $19 million Deficiency payments contemplated by the February Consent and the March Consent.

On May 15, 2009, Edge and the Lenders entered into Amendment No. 5 to the Credit Agreement.  Amendment No. 5 amended certain reporting requirements related to the delivery of financial statements and eliminated the event of default described in clause (2) of the immediately preceding paragraph.

On May 29, 2009, Edge and the Lenders entered into Amendment No. 6 to the Credit Agreement.  Amendment No. 6 eliminated the requirement to make a $25 million payment of the outstanding advances by May 31, 2009, thus making the entire balance of amounts owed under the Credit Agreement due on or before June 30, 2009.

On June 30, 2009, Edge and the Lenders entered into Amendment No. 7 to the Credit Agreement.  Amendment No. 7 provided, among other things, that (1) Edge would make a $1,142,753.42 payment by June 30, 2009; (2) Edge would make a $7,500,000 payment by July 10, 2009; and (3) all remaining principal, fees and interest amounts under the Credit Agreement would be due by July 31, 2009 (the new maturity date).

On July 31, 2009, Edge and the Lenders entered into Amendment No. 8 to the Credit Agreement.  Amendment No. 8, among other things, extended the maturity date for all remaining principal, fees and interest amounts under the Credit Agreement from July 31, 2009 to August 31, 2009.

On August 31, 2009, Edge and the Lenders entered into Amendment No. 9 to the Credit Agreement which changed the maturity date of the Credit Agreement from August 31, 2009 to September 30, 2009.

Section 1.06                                          Debtors’ Management

John W. Elias has served as the Chief Executive Officer and Chairman of the Board of Edge since November 1998.  Prior to joining Edge, he served in various senior management positions, including Executive Vice President of Seagull Energy Corporation, a company engaged in oil and natural gas exploration, development and production and pipeline marketing.  Prior to that, Mr. Elias served in various positions for more than 30 years, including senior management positions with Amoco Corporation, a major integrated oil and gas company.  Mr. Elias holds a B.S. from the University of Oklahoma and is a graduate of the Advanced Management Program at Harvard University.  Mr. Elias has more than 45 years of experience in the oil and natural gas exploration and production business.  He is 69 years old.

Gary L. Pittman has served as Executive Vice President and Chief Financial Officer of Edge since January 26, 2009.  Prior to joining Edge, Mr. Pittman served as the Vice President of Special Projects at Tronox Incorporated from September 2008 to January 2009.  Mr. Pittman has experience as Chief Financial Officer of four public companies of which three were E&P related.

In addition, he has extensive experience with turnarounds and has also served as Vice President and Chief Financial Officer of Vermilion Companies from March 2008 to September 2008; as Chief Financial Officer from December 2002 to August 2007, Senior Vice President and Secretary from May 2006 to August 2007, and Treasurer from August 2004 to August 2007 of Pioneer Companies, Inc.; and as Vice President and Chief Financial Officer of Coho Energy, Inc. from 2000 to 2002.  Mr. Pittman holds a B.A. and M.B.A. from the University of Oklahoma.  He is 53 years old.

John O. Tugwell has served as Chief Operating Officer and Executive Vice President of Edge since April 2005, and previously served as Chief Operating Officer and Senior Vice President of Production for Edge since March 2004.  From December 2001 to March 2004, he served as Senior Vice President of Production.  Prior to that, Mr. Tugwell served as Vice President of Production since March 1997.  He served as Senior Petroleum Engineer of Edge’s predecessor corporation since May 1995.  From 1986 to May 1995, Mr. Tugwell held various reservoir/production engineering positions with Shell Oil Company, most recently that of Senior Reservoir Engineer.  Mr. Tugwell holds a B.S. in Petroleum Engineering from Louisiana State University.  Mr. Tugwell is a registered Professional Engineer in the State of Texas.  Mr. Tugwell is 46 years old.

Section 1.07                                          Non-Bankruptcy Litigation

The Debtors are generally involved in various disputes incidental to its business operations, which include claims from royalty owners. Although the outcome of these disputes cannot be predicted, management, after consultation with legal counsel, is of the opinion that the final resolution of all currently pending or threatened litigation is not likely to have a material adverse effect on the Debtors’ consolidated financial position, results of operations, or cash flows.  All of the actions in which one of the Debtors is a defendant have been stayed by operation of law as a result of the commencement of these Chapter 11 Cases.

Section 1.08                                          Events Precipitating the Reorganization Cases

In late 2007, in an attempt to enhance shareholder value, Edge began to assess its strategic alternatives and hired a financial advisor to assist in this endeavor.  On February 7, 2008, Edge provided an update on the strategic alternative process and publicly announced that it would implement a process to explore a merger or sale of the Debtors’ assets.  As a result of the strategic alternatives process, on July 14, 2008, the Debtors entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Chaparral Energy, Inc. (“Chaparral”) and Chaparral Exploration, LLC, a subsidiary of Chaparral (“Sub”), whereby Edge would merge with and into Sub.

The Merger Agreement was unanimously approved by Edge’s Board of Directors and Chaparral’s Board of Directors and stockholders.  To provide additional funding for the transaction, Chaparral expected to sell 1.5 million shares of its Series B convertible preferred stock, par value $0.01 per share, for $150 million in a private sale to Magnetar Financial LLC, on behalf of itself and one or more of its affiliates and assigns (collectively, “Magnetar”).  On October 23, 2008, Edge adjourned its annual meeting of stockholders and announced plans to reconvene the meeting on December 4, 2008, when the common stockholders would vote on the adoption of the Merger Agreement.  The adjournment to the later date was intended to allow additional time for Edge common stockholders to receive and consider additional information regarding the proposed merger with Chaparral.  On December 3, 2008, Edge announced that it would reconvene the annual meeting of stockholders on December 29, 2008.  Then the credit crisis intervened.  The credit crisis and related turmoil in the global financial system and economic recession in the United States during the fourth quarter of 2008, along with declines in commodity prices and Edge’s stock prices, created a challenging environment for the successful completion of the proposed merger with Chaparral.  On December 17, 2008, the parties announced the termination of the Merger Agreement after both Edge and Chaparral determined it was highly unlikely that the conditions to the closing of the proposed merger would be satisfied or that Chaparral would be able to obtain sufficient debt and equity financing to allow it to complete the proposed merger and operate as a combined company, particularly in light of the challenging environment in the financial markets and the energy industry.  As a result, after consultation with Edge’s legal and financial advisors, Edge’s Board of Directors approved a merger termination agreement with Chaparral and a termination and settlement agreement among Edge, Chaparral and Magnetar.  Pursuant to the termination agreements, Magnetar reimbursed Chaparral $5 million for certain expenses, of which $1.5 million was paid to Edge at Chaparral’s direction, and of which Edge paid $0.3 million to its then-financial advisor, Merrill Lynch.

On or about January 13, 2009, Edge engaged a new financial advisor, Parkman Whaling LLC (“Parkman”).  Edge and Parkman began work in mid-January to create a data room by March 2, 2009 to present Edge’s assets to prospective purchasers and investors.  In February 2009, Parkman began soliciting interest in data room appointments.  Data room presentations began on March 2, 2009 and continued through April 23, 2009.  During that time, Parkman and Edge executed fifty-two (52) confidentiality agreements with potential purchasers and investors and gave data room presentations to thirty-two (32) potential purchasers and investors.  On April 28, 2009 Edge solicited bids for the sale of all of the assets of Edge or for certain asset packages.  Parkman and Edge received twenty-two (22) bids from twenty (20) different parties for both select assets of Edge and all of Edge’s assets.  Nine (9) of the twenty-two (22) bids were for all of Edge’s assets, including five (5) recapitalization proposals.  Edge’s board of directors decided to pursue a transaction with Intrepid and PGP, and commenced negotiating the details of the transaction.  These negotiations ultimately culminated in the September 30, 2009 execution that certain Purchase and Sale Agreement (the “Proposed Purchase Agreement”) whereby PGP contracted to purchase and acquire the Acquired Assets, which consist of the stock of Edge’s reorganized subsidiaries(3) for a base purchase price of $191 million, subject to adjustment as provided in the Proposed Purchase Agreement and also subject to higher and better offers.

During this same time period, the Lenders notified the Debtors of a $114 million Deficiency under the Credit Agreement.  Although the Debtors attempted to repay the Deficiency, they ultimately did not have the liquidity to make the payments.  As explained in Section 1.04 above, Edge was able to negotiate several extensions of the deadline for the Debtors to make payments under the Credit Agreement to allow the Debtors sufficient time to complete

(3) The Purchase Agreement contemplates the sale of the stock of the following entities: Edge Petroleum Exploration Company, Edge Petroleum Operating Company, Edge Petroleum Production Company, Miller Exploration Company, and Miller Oil Corporation.

the marketing process and its negotiations with PGP.  As noted, these negotiations successfully resulted in the execution of the Proposed Purchase Agreement.  These cases were filed to consumate the sale, subject to higher and better offers and the Bidding Procedures described herein.

ARTICLE II

THE CHAPTER 11 CASES

Section 2.01                                          Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Chapter 11 authorizes a debtor to reorganize its business for the benefit of its creditors, equity interest holders, and other parties in interest.  Commencing a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the filing date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The principal objective of a chapter 11 case is to consummate a plan of reorganization.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by a bankruptcy court binds a debtor, any issuer of securities thereunder, any person acquiring property under the plan, any creditor or equity interest holder of a debtor, and any other person or entity the bankruptcy court may find to be bound by such plan.  Chapter 11 requires that a plan treat similarly situated creditors and similarly situated equity interest holders equally, subject to the priority provisions of the Bankruptcy Code.

Subject to certain limited exceptions, the bankruptcy court order confirming a plan of reorganization discharges a debtor from any debt that arose prior to the date of confirmation of the plan and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

Prior to soliciting acceptances of a proposed plan of reorganization, Bankruptcy Code section 1125 requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan of reorganization.  This Disclosure Statement is submitted in accordance with Bankruptcy Code section 1125.

Section 2.02                                          Administration of the Chapter 11 Cases

(a)                                 First-day Motions

On the Petition Date, the Debtors filed numerous first-day motions, the object of which was to streamline the transition to operating under chapter 11, to stabilize operations, and to preserve their relationships with vendors, customers, employees and utility providers.  These first-day motions requested, among other things, authority to (i) pay pre-petition compensation, wages, salaries and other reimbursable employee expenses, as well as to continue certain workers’ compensation programs and insurance programs; (ii) pay certain taxes that the Debtors are required to collect from third parties and remit to the appropriate taxing authorities; (iii) pay outstanding claims of certain lienholders, royalty owners, and pump operators; (iv) pay pre-petition claims of critical vendors; (iv) use cash collateral during the pendency of the Chapter 11 Cases; and (v) establish procedures for the bidding and sale of substantially all of the Debtors’ assets.(4)  The debtors also filed motions seeking relief from certain administrative requirements of the Bankruptcy Code and to establish procedures to resolve adequate assurance requests for their utility accounts.  In addition, the Debtors filed several applications seeking orders authorizing the retention of certain professionals including the Claims Agent, counsel to the Debtors, and financial advisors to the Debtors.

(b)                                 Retention of Professionals

The Debtors have filed several applications to retain professionals in these Cases.  Specifically, on the Petition Date, the Debtors filed applications to employ and to retain (a) Akin Gump Strauss Hauer & Feld LLP and Jordan, Hyden, Womble, Culbreth & Holzer, P.C., as their general bankruptcy and restructuring co-counsel, (b) Parkman Whaling LLC (“Parkman”), as their restructuring and financial advisor, (c) and Kurtzman Carson Consultants LLC, as their Claims Agent.

As of the date hereof, the Debtors estimate that, as of the Effective Date, the total amount of Allowed Administrative Claims will be approximately [$          ].  The Debtors further estimate that approximately [$          ] of the total amount of Allowed Administrative Claims will consist of unpaid Professional Fees and the remaining [$          ] will constitute unpaid ordinary course accounts payable.

(c)                                  Bidding Procedures Motion

As stated above, on the Petition Date, the Debtors filed the Bidding Procedures and Sale Motion, which seeks Bankruptcy Court approval of a process under which the Debtors will seek competing bids for the sale of all or substantially all of the Debtors’ assets.(5)  Specifically, the Bidding Procedures and Sale Motion contemplates the following:

•                  Notice of the Auction will be served on certain parties within five (5) Business Days of the Bankruptcy Court’s entry of the Bidding Procedures Order as well as published in the national edition of the Wall Street Journal within ten (10) Business Days of the Bankruptcy Court’s entry of the Bidding Procedures Order.

•                  Upon execution of a confidentiality agreement, in form and substance satisfactory to the Debtors, any party wishing to conduct due diligence on the Acquired Property may be granted access to material information.

(4) As the Chapter 11 Cases are in their infancy, the motions filed on the Petition Date have not yet been granted by the Bankruptcy Court.

(5) Although the Debtors currently contemplate that the sale will be a sale of the equity interests in the subsidiaries of Reorganized Edge, the Bidding Procedures and Sale Motion provides potential purchasers with the flexibility to structure the proposed sale as an asset purchase.

•                                          To be deemed a Qualifying Bid, a bid must, among other requirements specified in the Bidding Procedures: (i) be received by the bid deadline outlined in the Bidding Procedures; (ii) irrevocably offer to purchase all of the Acquired Property upon the terms and conditions substantially as set forth in the Purchase and Sale Agreement; (iii) be accompanied by a duly executed purchase agreement; (iv) provide written evidence that the Qualifying Bidder is financially capable of consummating the contemplated transaction; and (iv) not contain financial contingencies of any kind.

•                                          All Qualifying Bids must also be accompanied by a purchase deposit, which will be returned to each Qualifying Bidder not deemed to be the Purchaser.

•                                          In the event the Debtors timely receive one or more Qualifying Bids other than the Purchase and Sale Agreement, the Debtors shall conduct an Auction.

•                                          The Qualifying Bidder submitting the highest and best bid at the Auction will be deemed the Purchaser, and will complete and execute all documents evidencing and containing the terms and conditions upon which the winning bid was made.

To facilitate this process, pre-petition the Debtors negotiated and signed a Purchase and Sale Agreement with the Proposed Purchaser.  The Purchase and Sale Agreement provides that the Proposed Purchaser will pay the amount of $191 million for the Equity Interests, subject to numerous adjustments detailed in the Purchase and Sale Agreement.  To entice the Proposed Purchaser to act as a stalking horse bidder, the Debtors offered the Proposed Purchaser certain protections including payment upon the consummation of a sale of the Acquired Property to a Qualifying Bidder other than the Proposed Purchaser of (i) a break up fee of $6 million and (ii) an amount equal to the lesser of $500,000.00 and the Proposed Purchaser’s reasonable documented out-of-pocket fees and expenses owed or paid to third parties actually incurred related to the Purchase and Sale Agreement.

The order approving the Bidding Procedures [was entered on                   , 2009] and is attached hereto as Exhibit “F.”  The Auction contemplated by the Bidding Procedures Motion is currently set for           , 2009.

(d)                                 Preference Analysis and Other Potential Avoidance Actions

The Bankruptcy Code preserves the Debtors’ rights to prosecute claims and causes of action which exist outside of bankruptcy, and also empowers the Debtors to prosecute certain claims which are established by the Bankruptcy Code, including claims to avoid and recover preferential transfers and fraudulent conveyances.  As described in Section 4.09 below, the Plan preserves all of the Debtors’ rights in respect of all Avoidance Actions, transfers the Debtors’ rights in respect of such Avoidance Actions to the Liquidating Trustee, and empowers the Liquidating Trustee to prosecute, collect, and/or settle the Avoidance Actions as deemed appropriate.

To date, the Debtors and other parties have not identified and/or investigated any potential Avoidance Actions.

IN REVIEWING THIS DISCLOSURE STATEMENT AND THE PLAN, AND IN DETERMINING WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN, HOLDERS OF CLAIMS AND INTERESTS (INCLUDING PARTIES THAT RECEIVED PAYMENTS FROM THE DEBTORS WITHIN NINETY (90) DAYS PRIOR TO THE PETITION DATE) SHOULD CONSIDER THAT A CAUSE OF ACTION MAY EXIST AGAINST THEM, THAT THE PLAN PRESERVES ALL CAUSES OF ACTION, AND THAT THE PLAN AUTHORIZES THE LIQUIDATING TRUSTEE TO PROSECUTE THE SAME.

(e)                                  Exclusivity

The Debtors have the exclusive right to file a plan in their bankruptcy cases until                   , 2009 and the exclusive right to solicit acceptances until                         , 2009.  Although there is always a possibility that Confirmation of the Plan will not occur, at this time, the Debtors do not contemplate the need to extend these dates.

ARTICLE III

CLASSIFICATION AND TREATMENT
OF CLAIMS AND INTERESTS

Section 3.01                                          Introduction

The categories of Claims and Interests set forth below classify Claims and Interests for all purposes, including for purposes of voting, Confirmation and distribution pursuant to this Plan and Bankruptcy Code sections 1122 and 1123(a)(l).  A Claim or Interest shall be deemed classified in a particular Class only to the extent that it qualifies within the description of such Class, and shall be deemed classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. Notwithstanding anything to the contrary in this Plan, a Claim or Interest shall be deemed classified in a Class only to the extent that such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

All Claims (except for Administrative Claim and Priority Tax Claims, which are not classified pursuant to Bankruptcy Code section 1123(a)(l)) are classified in Sections 3.05 through 3.10 below.

Section 3.02                                          Voting; Acceptance by Impaired Classes

Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan.  An Impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under Bankruptcy Code section 1126(e)) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under Bankruptcy Code section 1126(e)) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.  An Impaired Class of Interests shall have accepted the Plan if the Holders (other than any Holder designated under Bankruptcy Code section 1126(e)) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept the Plan.  All classes are Impaired under the Plan except for Priority Non-Tax Claims and Other Secured Claims.

Section 3.03                                          Administrative Claims

Except as otherwise provided for in the Plan, and subject to the requirements of Section 12.01 of the Plan, each Holder of an Allowed Administrative Claim shall, in full satisfaction, release, settlement, and discharge of such Allowed Administrative Claim: (a) to the extent such claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such claim is not due and owing on the Effective Date, be paid in full, in Cash, (i) in accordance with the terms of any agreement among the Liquidating Trustee and Union and such Holder, or when such claim becomes due and payable under applicable non-bankruptcy law or (ii) in the ordinary course of business; or (c) receive such other treatment as to which such Holder may agree with the Liquidating Trustee and Union.  Cash payments of Allowed Administrative Claims shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or from the proceeds of the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Section 3.04                                          Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge thereof, receive (i) such treatment as to which such Holder may agree with the Liquidating Trustee and Union or (ii) at the sole option of the Liquidating Trustee, (a) payment in full of such Allowed Priority Tax Claim on the Distribution Date; or (b) treatment in accordance with Bankruptcy Code sections 1129(a)(9)(C) or 1129(a)(9)(D), as the case may be, with the Liquidating Trustee’s selection of (a) or (b) being subject to the prior written approval of Union.  Cash payments of Allowed Priority Tax Claims shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or from the proceeds of the resolution of Avoidance Actions.

Section 3.05              Edge

(i)                                    Class A1:  Priority Non-Tax Claims

Classification:  Class A1 consists of the Allowed Priority Non-Tax Claims against Edge.

Treatment:  Except to the extent that a Holder of an Allowed Claim in Class A1 has agreed in writing with the Debtors (or the Liquidating Trustee) and Union to a different treatment (in which event such other writing will govern), each Holder of an Allowed Claim in Class A1 shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for, such Claim, at the election of the Liquidating Trustee, (i) Cash equal to the amount of such Allowed Claim in Class A1 in accordance with Bankruptcy Code section 1129(a)(9), on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the date such Claim in Class A1 becomes an Allowed Claim in Class A1 (or as soon as reasonably practicable thereafter), or (ii) such other treatment agreed to by the Liquidating Trustee and Union required to render such Allowed Claim in Class A1 Unimpaired pursuant to Bankruptcy Code section 1124.  Cash payments of Allowed Claims in Class A1 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or from the proceeds of the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Claims in Class A1 are Unimpaired.  Each Holder of an Allowed Claim in Class A1 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(ii)                                Class A2:  Union Secured Claim

Classification:  Class A2 consists of the Union Secured Claim against Edge.

Allowance:  The Union Secured Claim against Edge is hereby Allowed as a Secured Claim in Class A2 in the amount of $227,570,445.21.

Treatment:  In full and complete settlement, release and discharge of and in exchange for such Allowed Class A2 Claim:  (i) on the Effective Date and as part of the Closing, Union shall receive from the Purchaser the proceeds of the Transfer, except for the Seller Retained Funds and any portion of such proceeds transferred by the Purchaser to the Liquidating Trust for a shortfall as described in Section 4.01 of the Plan or for the Gifted Amount as described in Section 4.02 of the Plan; (ii) on the Effective Date contemporaneously with the payment from the Purchaser in clause (i), Union shall receive from Edge all of Edge’s Cash and cash equivalents that are not transferred to the Liquidating Trust as provided in Section 4.01 of the Plan or that do not constitute Retained Funds; (iii) as soon as reasonably practicable after the Effective Date, Union shall receive from the Liquidating Trust promptly after the sale, collection or other monetization of all or each portion of the Other Assets conveyed to the Liquidating Trust the Net Proceeds of such sale, collection or other monetization; (iv) as soon as reasonably practicable after the payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, Union shall receive from the Liquidating Trust any amount of the Administrative and Priority Claims Reserve that was not used to pay such Allowed Claims; and (v) as soon as reasonably practicable after any payments required to be made to Purchaser from the Seller Retained Funds, Union shall receive the balance of the Seller Retained Funds.  To the extent that the amounts received as provided herein are less than the amount of the Union Secured Claim, Union waives the deficiency, and shall not become a Holder of a Class A4 General Unsecured Claim against Edge with respect to such deficiency.

Voting:  Claims in Class A2 are Impaired.  Each Holder of an Allowed Claim in Class A2 shall be entitled to vote to accept or reject the Plan.

(iii)                            Class A3:  Other Secured Claims

Classification:  Class A3 consists of all Other Secured Claims against Edge.

Treatment:  On or as soon as reasonably practicable after the latest to occur of (i) the Effective Date or (ii) the date on which such Class A3 Claim becomes an Allowed Class A3 Claim, each Holder of an Allowed Class A3 Claim, if any, shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for such Allowed Class A3 Claim, at the election of the Liquidating Trustee with the prior written consent of Union, (a) such treatment in accordance with Bankruptcy Code section 1124 as may be determined by the Bankruptcy Court; (b) payment in full, in Cash, of such Allowed Class A3 Claim; (c) satisfaction of any such Allowed Class A3 Claim by delivering the Collateral securing any such Claim (if such Collateral is an Other Asset) and paying any interest required to be paid under Bankruptcy Code section 506(b); or (d) providing such Holder with such treatment in accordance with Bankruptcy Code section 1129(b) as may be determined by the Bankruptcy Court.  Cash payments of Allowed Claims in Class A3 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or the proceeds from the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Class A3 Claims are Unimpaired.  Each Holder of an Allowed Claim in Class A3 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(iv)                               Class A4:  General Unsecured Claims

Classification:  Class A4 consists of all General Unsecured Claims against Edge.

Treatment:  Each Holder of an Allowed Class A4 Claim shall receive from the Liquidating Trust on or as soon as reasonably practicable after the Effective Date, their Pro Rata share of the sum of (i) the Gifted Amount plus the aggregate Cash proceeds from the resolution of Avoidance Actions, less (ii) any amounts of the Gifted Fund or the proceeds from the resolution of Avoidance Actions used to pay Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims or Allowed Other Secured Claims as provided in the Plan.

Voting:  Class A4 Claims are Impaired.  Each Holder of an Allowed Claim in Class A4 shall be entitled to vote to accept or reject the Plan.

(v)                                   Class A5:  Interests

Classification:  Class A5 shall consist of the Interests in Edge.(6)

(6) The Debtors reserve the right, if and as they deem appropriate, to classify any potential Subordinated Equity Securities Claim either as an Equity Interest in Edge or as a separate class for such Subordinated Equity Securities Claim. If such Subordinated Equity Securities Claims are so classified as a separate class, (i) on the Effective Date, all of such Subordinated Equity Securities Claims outstanding as of the Effective Date shall be extinguished, cancelled and discharged as of the Effective Date; (ii) pursuant to Bankruptcy Code section 1129(b)(2)(C), Holders of such Subordinated Equity Securities Claims shall not be entitled to, nor shall they receive, any distribution or retain any property on account of such Claims; (iii) such Claims will be Impaired, and the Holders of Allowed Subordinated Equity Securities Claims will be deemed to have rejected the Plan and, accordingly, will not be entitled to vote to accept or reject the Plan.

Treatment:  On the Effective Date, all of the Class A5 Interests outstanding as of the Effective Date shall be extinguished, cancelled and discharged as of the Effective Date.  Pursuant to Bankruptcy Code section 1129(b)(2)(C), Holders of Class A5 Interests shall not be entitled to, nor shall they receive, any distribution or retain any property or interest in property on account of such Class A5 Interest.

Voting:  Class A5 Interests are Impaired.  The Holders of Allowed Interests in Class A5 are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

Section 3.06              EPEC

(i)                                    Class B1:  Priority Non-Tax Claims

Classification:  Class B1 consists of the Allowed Priority Non-Tax Claims against EPEC.

Treatment:  Except to the extent that a Holder of an Allowed Claim in Class B1 has agreed in writing with the Debtors (or the Liquidating Trustee) and Union to a different treatment (in which event such other writing will govern), each Holder of an Allowed Claim in Class B1 shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for, such Claim, at the election of the Liquidating Trustee, (i) Cash equal to the amount of such Allowed Claim in Class B1 in accordance with Bankruptcy Code section 1129(a)(9), on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the date such Claim in Class B1 becomes an Allowed Claim in Class B1 (or as soon as reasonably practicable thereafter), or (ii) such other treatment agreed to by the Liquidating Trustee and Union required to render such Allowed Claim in Class B1 Unimpaired pursuant to Bankruptcy Code section 1124.  Cash payments of Allowed Claims in Class B1 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or from the proceeds of the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Claims in Class B1 are Unimpaired.  Each Holder of an Allowed Claim in Class B1 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(ii)                                Class B2:  Union Secured Claim

Classification:  Class B2 consists of the Union Secured Claim against EPEC.

Allowance:  The Union Secured Claim against EPEC is hereby Allowed as a Secured Claim in Class B2 in the amount of $227,570,445.21.

Treatment:  In full and complete settlement, release and discharge of and in exchange for such Allowed Class B2 Claim:  (i) on the Effective Date and as part of the Closing, Union shall receive from the Purchaser the proceeds of the Transfer, except for the Seller Retained Funds and any portion of such proceeds transferred by the Purchaser to the Liquidating Trust for a shortfall as described in Section 4.01 of the Plan or for the Gifted Amount as described in Section 4.02 of the Plan; (ii) on the Effective Date contemporaneously with the payment from the Purchaser in clause (i), Union shall receive from EPEC all of EPEC’s Cash and cash equivalents that are not transferred to the Liquidating Trust as provided in Section 4.01 of the Plan or that do not constitute Retained Funds; (iii) as soon as reasonably practicable after the Effective Date, Union shall receive from the Liquidating Trust promptly after the sale, collection or other monetization of all or each portion of the Other Assets conveyed to the Liquidating Trust the Net Proceeds of such sale, collection or other monetization; (iv) as soon as reasonably practicable after the payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, Union shall receive from the Liquidating Trust any amount of the Administrative and Priority Claims Reserve that was not used to pay such Allowed Claims; and (v) as soon as reasonably practicable after any payments required to be made to Purchaser from the Seller Retained Funds, Union shall receive the balance of the Seller Retained Funds.  To the extent that the amounts received as provided herein are less than the amount of the Union Secured Claim, Union waives the deficiency, and shall not become a Holder of a Class B4 General Unsecured Claim against EPEC with respect to such deficiency.

Voting:  Claims in Class B2 are Impaired.  Each Holder of an Allowed Claim in Class B2 shall be entitled to vote to accept or reject the Plan.

(iii)                            Class B3:  Other Secured Claims

Classification:  Class B3 consists of all Other Secured Claims against EPEC.

Treatment:  On or as soon as reasonably practicable after the latest to occur of (i) the Effective Date or (ii) the date on which such Class B3 Claim becomes an Allowed Class B3 Claim, each Holder of an Allowed Class B3 Claim, if any, shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for such Allowed Class B3 Claim, at the election of the Liquidating Trustee with the prior written consent of Union, (a) such treatment in accordance with Bankruptcy Code section 1124 as may be determined by the Bankruptcy Court; (b) payment in full, in Cash, of such Allowed Class B3 Claim; (c) satisfaction of any such Allowed Class B3 Claim by delivering the Collateral securing any such Claim (if such Collateral is an Other Asset) and paying any interest required to be paid under Bankruptcy Code section 506(b); or (d) providing such Holder with such treatment in accordance with Bankruptcy Code section 1129(b) as may be determined by the Bankruptcy Court.  Cash payments of Allowed Claims in Class B3 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or the proceeds from the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Class B3 Claims are Unimpaired.  Each Holder of an Allowed Claim in Class B3 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(iv)                               Class B4:  General Unsecured Claims

Classification:  Class B4 consists of all General Unsecured Claims against EPEC.

Treatment:  Each Holder of an Allowed Class B4 Claim shall receive from the Liquidating Trust on or as soon as reasonably practicable after the Effective Date, their Pro Rata share of the sum of (i) the Gifted Amount plus the aggregate Cash proceeds from the resolution of Avoidance Actions, less (ii) any amounts of the Gifted Fund or the proceeds from the resolution of Avoidance Actions used to pay Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims or Allowed Other Secured Claims as provided in the Plan.

Voting:  Class B4 Claims are Impaired.  Each Holder of an Allowed Claim in Class B4 shall be entitled to vote to accept or reject the Plan.

(v)                                   Class B5:  Interests

Classification:  Class B5 shall consist of the Interests in EPEC.

Treatment:  On the Effective Date, all of the Class B5 Interests outstanding as of the Effective Date shall be extinguished, cancelled and discharged as of the Effective Date.  Pursuant to Bankruptcy Code section 1129(b)(2)(C), Holders of Class B5 Interests shall not be entitled to, nor shall they receive, any distribution or retain any property or interest in property on account of such Class B5 Interest.

Voting:  Class B5 Interests are Impaired.  The Holders of Allowed Interests in Class B5 are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

Section 3.07              Miller

(i)                                    Class C1:  Priority Non-Tax Claims

Classification:  Class C1 consists of the Allowed Priority Non-Tax Claims against Miller.

Treatment:  Except to the extent that a Holder of an Allowed Claim in Class C1 has agreed in writing with the Debtors (or the Liquidating Trustee) and Union to a different treatment (in which event such other writing will govern), each Holder of an Allowed Claim in Class C1 shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for, such Claim, at the election of the Liquidating Trustee, (i) Cash equal to the amount of such Allowed Claim in Class C1 in accordance with Bankruptcy Code section 1129(a)(9), on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the date such Claim in Class C1 becomes an Allowed Claim in Class C1 (or as soon as reasonably practicable thereafter), or (ii) such other treatment agreed to by the Liquidating Trustee and Union required to render such Allowed Claim in Class C1 Unimpaired pursuant to Bankruptcy

Code section 1124.  Cash payments of Allowed Claims in Class C1 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or from the proceeds of the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Claims in Class C1 are Unimpaired.  Each Holder of an Allowed Claim in Class C1 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(ii)                                Class C2:  Union Secured Claim

Classification:  Class C2 consists of the Union Secured Claim against Miller.

Allowance:  The Union Secured Claim against Miller is hereby Allowed as a Secured Claim in Class C2 in the amount of $227,570,445.21.

Treatment:  In full and complete settlement, release and discharge of and in exchange for such Allowed Class C2 Claim:  (i) on the Effective Date and as part of the Closing, Union shall receive from the Purchaser the proceeds of the Transfer, except for the Seller Retained Funds and any portion of such proceeds transferred by the Purchaser to the Liquidating Trust for a shortfall as described in Section 4.01 of the Plan or for the Gifted Amount as described in Section 4.02 of the Plan; (ii) on the Effective Date contemporaneously with the payment from the Purchaser in clause (i), Union shall receive from Miller all of Miller’s Cash and cash equivalents that are not transferred to the Liquidating Trust as provided in Section 4.01 of the Plan or that do not constitute Retained Funds; (iii) as soon as reasonably practicable after the Effective Date, Union shall receive from the Liquidating Trust promptly after the sale, collection or other monetization of all or each portion of the Other Assets conveyed to the Liquidating Trust the Net Proceeds of such sale, collection or other monetization; (iv) as soon as reasonably practicable after the payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, Union shall receive from the Liquidating Trust any amount of the Administrative and Priority Claims Reserve that was not used to pay such Allowed Claims; and (v) as soon as reasonably practicable after any payments required to be made to Purchaser from the Seller Retained Funds, Union shall receive the balance of the Seller Retained Funds.  To the extent that the amounts received as provided herein are less than the amount of the Union Secured Claim, Union waives the deficiency, and shall not become a Holder of a Class C4 General Unsecured Claim against Miller with respect to such deficiency.

Voting:  Claims in Class C2 are Impaired.  Each Holder of an Allowed Claim in Class C2 shall be entitled to vote to accept or reject the Plan.

(iii)                            Class C3:  Other Secured Claims

Classification:  Class C3 consists of all Other Secured Claims against Miller.

Treatment:  On or as soon as reasonably practicable after the latest to occur of (i) the Effective Date or (ii) the date on which such Class C3 Claim becomes an Allowed Class C3

Claim, each Holder of an Allowed Class C3 Claim, if any, shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for such Allowed Class C3 Claim, at the election of the Liquidating Trustee with the prior written consent of Union, (a) such treatment in accordance with Bankruptcy Code section 1124 as may be determined by the Bankruptcy Court; (b) payment in full, in Cash, of such Allowed Class C3 Claim; (c) satisfaction of any such Allowed Class C3 Claim by delivering the Collateral securing any such Claim (if such Collateral is an Other Asset) and paying any interest required to be paid under Bankruptcy Code section 506(b); or (d) providing such Holder with such treatment in accordance with Bankruptcy Code section 1129(b) as may be determined by the Bankruptcy Court.  Cash payments of Allowed Claims in Class C3 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or the proceeds from the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Class C3 Claims are Unimpaired.  Each Holder of an Allowed Claim in Class C3 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(iv)                               Class C4:  General Unsecured Claims

Classification:  Class C4 consists of all General Unsecured Claims against Miller.

Treatment:  Each Holder of an Allowed Class C4 Claim shall receive from the Liquidating Trust on or as soon as reasonably practicable after the Effective Date, their Pro Rata share of the sum of (i) the Gifted Amount plus the aggregate Cash proceeds from the resolution of Avoidance Actions, less (ii) any amounts of the Gifted Fund or the proceeds from the resolution of Avoidance Actions used to pay Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims or Allowed Other Secured Claims as provided in the Plan.

Voting:  Class C4 Claims are Impaired.  Each Holder of an Allowed Claim in Class C4 shall be entitled to vote to accept or reject the Plan.

(v)                                   Class C5:  Interests

Classification:  Class C5 shall consist of the Interests in Miller.

Treatment:  On the Effective Date, all of the Class C5 Interests outstanding as of the Effective Date shall be extinguished, cancelled and discharged as of the Effective Date.  Pursuant to Bankruptcy Code section 1129(b)(2)(C), Holders of Class C5 Interests shall not be entitled to, nor shall they receive, any distribution or retain any property or interest in property on account of such Class C5 Interest.

Voting:  Class C5 Interests are Impaired.  The Holders of Allowed Interests in Class C5 are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

Section 3.08              EPOC

(a)                                 Class D1:  Priority Non-Tax Claims

Classification:  Class D1 consists of the Allowed Priority Non-Tax Claims against EPOC.

Treatment:  Except to the extent that a Holder of an Allowed Claim in Class D1 has agreed in writing with the Debtors (or the Liquidating Trustee) and Union to a different treatment (in which event such other writing will govern), each Holder of an Allowed Claim in Class D1 shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for, such Claim, at the election of the Liquidating Trustee, (i) Cash equal to the amount of such Allowed Claim in Class D1 in accordance with Bankruptcy Code section 1129(a)(9), on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the date such Claim in Class D1 becomes an Allowed Claim in Class D1 (or as soon as reasonably practicable thereafter), or (ii) such other treatment agreed to by the Liquidating Trustee and Union required to render such Allowed Claim in Class D1 Unimpaired pursuant to Bankruptcy Code section 1124.  Cash payments of Allowed Claims in Class D1 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or from the proceeds of the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Claims in Class D1 are Unimpaired.  Each Holder of an Allowed Claim in Class D1 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(b)                                 Class D2:  Union Secured Claim

Classification:  Class D2 consists of the Union Secured Claim against EPOC.

Allowance:  The Union Secured Claim against EPOC is hereby Allowed as a Secured Claim in Class D2 in the amount of $227,570,445.21.

Treatment:  In full and complete settlement, release and discharge of and in exchange for such Allowed Class D2 Claim:  (i) on the Effective Date and as part of the Closing, Union shall receive from the Purchaser the proceeds of the Transfer, except for the Seller Retained Funds and any portion of such proceeds transferred by the Purchaser to the Liquidating Trust for a shortfall as described in Section 4.01 of the Plan or for the Gifted Amount as described in Section 4.02 of the Plan; (ii) on the Effective Date contemporaneously with the payment from the Purchaser in clause (i), Union shall receive from EPOC all of EPOC’s Cash and cash equivalents that are not transferred to the Liquidating Trust as provided in Section 4.01 of the Plan or that do not constitute Retained Funds; (iii) as soon as reasonably practicable after the Effective Date, Union shall receive from the Liquidating Trust promptly after the sale, collection or other monetization of all or each portion of the Other Assets conveyed to the Liquidating Trust the Net Proceeds of such sale, collection or other monetization; (iv) as soon as reasonably practicable after the payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, Union shall receive from the Liquidating

Trust any amount of the Administrative and Priority Claims Reserve that was not used to pay such Allowed Claims; and (v) as soon as reasonably practicable after any payments required to be made to Purchaser from the Seller Retained Funds, Union shall receive the balance of the Seller Retained Funds.  To the extent that the amounts received as provided herein are less than the amount of the Union Secured Claim, Union waives the deficiency, and shall not become a Holder of a Class D4 General Unsecured Claim against EPOC with respect to such deficiency.

Voting:  Claims in Class D2 are Impaired.  Each Holder of an Allowed Claim in Class D2 shall be entitled to vote to accept or reject the Plan.

(c)                                  Class D3:  Other Secured Claims

Classification:  Class D3 consists of all Other Secured Claims against EPOC.

Treatment:  On or as soon as reasonably practicable after the latest to occur of (i) the Effective Date or (ii) the date on which such Class D3 Claim becomes an Allowed Class D3 Claim, each Holder of an Allowed Class D3 Claim, if any, shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for such Allowed Class D3 Claim, at the election of the Liquidating Trustee with the prior written consent of Union, (a) such treatment in accordance with Bankruptcy Code section 1124 as may be determined by the Bankruptcy Court; (b) payment in full, in Cash, of such Allowed Class D3 Claim; (c) satisfaction of any such Allowed Class D3 Claim by delivering the Collateral securing any such Claim (if such Collateral is an Other Asset) and paying any interest required to be paid under Bankruptcy Code section 506(b); or (d) providing such Holder with such treatment in accordance with Bankruptcy Code section 1129(b) as may be determined by the Bankruptcy Court.  Cash payments of Allowed Claims in Class D3 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or the proceeds from the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Class D3 Claims are Unimpaired.  Each Holder of an Allowed Claim in Class D3 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(d)                                 Class D4:  General Unsecured Claims

Classification:  Class D4 consists of all General Unsecured Claims against EPOC.

Treatment:  Each Holder of an Allowed Class D4 Claim shall receive from the Liquidating Trust on or as soon as reasonably practicable after the Effective Date, their Pro Rata share of the sum of (i) the Gifted Amount plus the aggregate Cash proceeds from the resolution of Avoidance Actions, less (ii) any amounts of the Gifted Fund or the proceeds from the resolution of Avoidance Actions used to pay Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims or Allowed Other Secured Claims as provided in the Plan.

Voting:  Class D4 Claims are Impaired.  Each Holder of an Allowed Claim in Class D4 shall be entitled to vote to accept or reject the Plan.

(e)                                  Class D5:  Interests

Classification:  Class D5 shall consist of the Interests in EPOC.

Treatment:  On the Effective Date, all of the Class D5 Interests outstanding as of the Effective Date shall be extinguished, cancelled and discharged as of the Effective Date.  Pursuant to Bankruptcy Code section 1129(b)(2)(C), Holders of Class D5 Interests shall not be entitled to, nor shall they receive, any distribution or retain any property or interest in property on account of such Class D5 Interest.

Voting:  Class D5 Interests are Impaired.  The Holders of Allowed Interests in Class D5 are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

Section 3.09              EPPC

(a)                                 Class E1:  Priority Non-Tax Claims

Classification:  Class E1 consists of the Allowed Priority Non-Tax Claims against EPPC.

Treatment:  Except to the extent that a Holder of an Allowed Claim in Class E1 has agreed in writing with the Debtors (or the Liquidating Trustee) and Union to a different treatment (in which event such other writing will govern), each Holder of an Allowed Claim in Class E1 shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for, such Claim, at the election of the Liquidating Trustee, (i) Cash equal to the amount of such Allowed Claim in Class E1 in accordance with Bankruptcy Code section 1129(a)(9), on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the date such Claim in Class E1 becomes an Allowed Claim in Class E1 (or as soon as reasonably practicable thereafter), or (ii) such other treatment agreed to by the Liquidating Trustee and Union required to render such Allowed Claim in Class E1 Unimpaired pursuant to Bankruptcy Code section 1124.  Cash payments of Allowed Claims in Class E1 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or from the proceeds of the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Claims in Class E1 are Unimpaired.  Each Holder of an Allowed Claim in Class E1 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(b)                                 Class E2:  Union Secured Claim

Classification:  Class E2 consists of the Union Secured Claim against EPPC.

Allowance:  The Union Secured Claim against EPPC is hereby Allowed as a Secured Claim in Class E2 in the amount of $227,570,445.21.

Treatment:  In full and complete settlement, release and discharge of and in exchange for such Allowed Class E2 Claim:  (i) on the Effective Date and as part of the Closing, Union shall receive from the Purchaser the proceeds of the Transfer, except for the Seller Retained Funds and any portion of such proceeds transferred by the Purchaser to the Liquidating Trust for a shortfall as described in Section 4.01 of the Plan or for the Gifted Amount as described in Section 4.02 of the Plan; (ii) on the Effective Date contemporaneously with the payment from the Purchaser in clause (i), Union shall receive from EPPC all of EPPC’s Cash and cash equivalents that are not transferred to the Liquidating Trust as provided in Section 4.01 of the Plan or that do not constitute Retained Funds; (iii) as soon as reasonably practicable after the Effective Date, Union shall receive from the Liquidating Trust promptly after the sale, collection or other monetization of all or each portion of the Other Assets conveyed to the Liquidating Trust the Net Proceeds of such sale, collection or other monetization; (iv) as soon as reasonably practicable after the payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, Union shall receive from the Liquidating Trust any amount of the Administrative and Priority Claims Reserve that was not used to pay such Allowed Claims; and (v) as soon as reasonably practicable after any payments required to be made to Purchaser from the Seller Retained Funds, Union shall receive the balance of the Seller Retained Funds.  To the extent that the amounts received as provided herein are less than the amount of the Union Secured Claim, Union waives the deficiency, and shall not become a Holder of a Class E4 General Unsecured Claim against EPPC with respect to such deficiency.

Voting:  Claims in Class E2 are Impaired.  Each Holder of an Allowed Claim in Class E2 shall be entitled to vote to accept or reject the Plan.

(c)                                  Class E3:  Other Secured Claims

Classification:  Class E3 consists of all Other Secured Claims against EPPC.

Treatment:  On or as soon as reasonably practicable after the latest to occur of (i) the Effective Date or (ii) the date on which such Class E3 Claim becomes an Allowed Class E3 Claim, each Holder of an Allowed Class E3 Claim, if any, shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for such Allowed Class E3 Claim, at the election of the Liquidating Trustee with the prior written consent of Union, (a) such treatment in accordance with Bankruptcy Code section 1124 as may be determined by the Bankruptcy Court; (b) payment in full, in Cash, of such Allowed Class E3 Claim; (c) satisfaction of any such Allowed Class E3 Claim by delivering the Collateral securing any such Claim (if such Collateral is an Other Asset) and paying any interest required to be paid under Bankruptcy Code section 506(b); or (d) providing such Holder with such treatment in accordance with Bankruptcy Code section 1129(b) as may be determined by the Bankruptcy Court.  Cash payments of Allowed Claims in Class E3 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or the proceeds from the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Class E3 Claims are Unimpaired.  Each Holder of an Allowed Claim in Class E3 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(d)                                 Class E4:  General Unsecured Claims

Classification:  Class E4 consists of all General Unsecured Claims against EPPC.

Treatment:  Each Holder of an Allowed Class E4 Claim shall receive from the Liquidating Trust on or as soon as reasonably practicable after the Effective Date, their Pro Rata share of the sum of (i) the Gifted Amount plus the aggregate Cash proceeds from the resolution of Avoidance Actions, less (ii) any amounts of the Gifted Fund or the proceeds from the resolution of Avoidance Actions used to pay Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims or Allowed Other Secured Claims as provided in the Plan.

Voting:  Class E4 Claims are Impaired.  Each Holder of an Allowed Claim in Class E4 shall be entitled to vote to accept or reject the Plan.

(e)                                  Class E5:  Interests

Classification:  Class E5 shall consist of the Interests in EPPC.

Treatment:  On the Effective Date, all of the Class E5 Interests outstanding as of the Effective Date shall be extinguished, cancelled and discharged as of the Effective Date.  Pursuant to Bankruptcy Code section 1129(b)(2)(C), Holders of Class E5 Interests shall not be entitled to, nor shall they receive, any distribution or retain any property or interest in property on account of such Class E5 Interest.

Voting:  Class E5 Interests are Impaired.  The Holders of Allowed Interests in Class E5 are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

Section 3.10              Miller Oil

(a)                                 Class F1:  Priority Non-Tax Claims

Classification:  Class F1 consists of the Allowed Priority Non-Tax Claims against Miller Oil.

Treatment:  Except to the extent that a Holder of an Allowed Claim in Class F1 has agreed in writing with the Debtors (or the Liquidating Trustee) and Union to a different treatment (in which event such other writing will govern), each Holder of an Allowed Claim in Class F1 shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for, such Claim, at the election of the Liquidating Trustee, (i) Cash equal to the amount of such Allowed Claim in Class F1 in accordance with Bankruptcy Code section 1129(a)(9), on the later of (a) the Effective Date (or as soon as reasonably practicable thereafter) and (b) the date such Claim in Class F1 becomes an Allowed Claim in Class F1 (or as soon as reasonably practicable thereafter), or (ii) such other treatment agreed to by the Liquidating Trustee and Union required to render such Allowed Claim in Class F1 Unimpaired pursuant to Bankruptcy Code section 1124.  Cash payments of Allowed Claims in Class F1 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or from the proceeds of the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Claims in Class F1 are Unimpaired.  Each Holder of an Allowed Claim in Class F1 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(b)                                 Class F2:  Union Secured Claim

Classification:  Class F2 consists of the Union Secured Claim against Miller Oil.

Allowance:  The Union Secured Claim against Miller Oil is hereby Allowed as a Secured Claim in Class F2 in the amount of $227,570,445.21.

Treatment:  In full and complete settlement, release and discharge of and in exchange for such Allowed Class F2 Claim:  (i) on the Effective Date and as part of the Closing, Union shall receive from the Purchaser the proceeds of the Transfer, except for the Seller Retained Funds and any portion of such proceeds transferred by the Purchaser to the Liquidating Trust for a shortfall as described in Section 4.01 of the Plan or for the Gifted Amount as described in Section 4.02 of the Plan; (ii) on the Effective Date contemporaneously with the payment from the Purchaser in clause (i), Union shall receive from Miller Oil all of Miller Oil’s Cash and cash equivalents that are not transferred to the Liquidating Trust as provided in Section 4.01 of the Plan or that do not constitute Retained Funds; (iii) as soon as reasonably practicable after the Effective Date, Union shall receive from the Liquidating Trust promptly after the sale, collection or other monetization of all or each portion of the Other Assets conveyed to the Liquidating Trust the Net Proceeds of such sale, collection or other monetization; (iv) as soon as reasonably practicable after the payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, Union shall receive from the Liquidating Trust any amount of the Administrative and Priority Claims Reserve that was not used to pay such Allowed Claims; and (v) as soon as reasonably practicable after any payments required to be made to Purchaser from the Seller Retained Funds, Union shall receive the balance of the Seller Retained Funds.  To the extent that the amounts received as provided herein are less than the amount of the Union Secured Claim, Union waives the deficiency, and shall not become a Holder of a Class F4 General Unsecured Claim against Miller Oil with respect to such deficiency.

Voting:  Claims in Class F2 are Impaired.  Each Holder of an Allowed Claim in Class F2 shall be entitled to vote to accept or reject the Plan.

(c)                                  Class F3:  Other Secured Claims

Classification:  Class F3 consists of all Other Secured Claims against Miller Oil.

Treatment:  On or as soon as reasonably practicable after the latest to occur of (i) the Effective Date or (ii) the date on which such Class F3 Claim becomes an Allowed Class F3 Claim, each Holder of an Allowed Class F3 Claim, if any, shall receive, on account of, and in full and complete settlement, release and discharge of and in exchange for such Allowed Class F3 Claim, at the election of the Liquidating Trustee with the prior written consent of Union, (a) such treatment in accordance with Bankruptcy Code section 1124 as may be determined by the Bankruptcy Court; (b) payment in full, in Cash, of such Allowed Class F3 Claim; (c) satisfaction of any such Allowed Class F3 Claim by delivering the Collateral securing any such Claim (if such Collateral is an Other Asset) and paying any interest required to be paid under Bankruptcy Code section 506(b); or (d) providing such Holder with such treatment in accordance with Bankruptcy Code section 1129(b) as may be determined by the Bankruptcy Court.  Cash payments of Allowed Claims in Class F3 shall be paid from the Administrative and Priority Claims Reserve, or if the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, any shortage shall be paid from the Gifted Fund or the proceeds from the resolution of Avoidance Actions.  For the avoidance of doubt, no treatment of such claims shall violate the Purchase and Sale Agreement.

Voting:  Class F3 Claims are Unimpaired.  Each Holder of an Allowed Claim in Class F3 shall be conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code section 1126(f), and, therefore, shall not be entitled to vote to accept or reject the Plan.

(d)                                 Class F4:  General Unsecured Claims

Classification:  Class F4 consists of all General Unsecured Claims against Miller Oil.

Treatment:  Each Holder of an Allowed Class F4 Claim shall receive from the Liquidating Trust on or as soon as reasonably practicable after the Effective Date, their Pro Rata share of the sum of (i) the Gifted Amount plus the aggregate Cash proceeds from the resolution of Avoidance Actions, less (ii) any amounts of the Gifted Fund or the proceeds from the resolution of Avoidance Actions used to pay Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims or Allowed Other Secured Claims as provided in the Plan.

Voting:  Class F4 Claims are Impaired.  Each Holder of an Allowed Claim in Class F4 shall be entitled to vote to accept or reject the Plan.

(e)                                  Class F5:  Interests

Classification:  Class F5 shall consist of the Interests in Miller Oil.

Treatment:  On the Effective Date, all of the Class F5 Interests outstanding as of the Effective Date shall be extinguished, cancelled and discharged as of the Effective Date.  Pursuant to Bankruptcy Code section 1129(b)(2)(C), Holders of Class F5 Interests shall not be entitled to, nor shall they receive, any distribution or retain any property or interest in property on account of such Class F5 Interest.

Voting:  Class F5 Interests are Impaired.  The Holders of Allowed Interests in Class F5 are deemed to have rejected the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

Section 3.11                                          One Satisfaction of Union Secured Claim

Though listed in a class for each Debtor, there shall be only one satisfaction of the Union Secured Claim, and it shall be Allowed as if each Debtor were jointly and severally liable thereunder. Any deficiency in the Union Secured Claim shall be treated as one General Unsecured Claim which is hereby waived by Union, which therefore shall not become a Holder of a General Unsecured Claim with respect thereto.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.01                                          Sale of the Acquired Assets

The Plan contemplates the sale of the Acquired Assets to a third party.  To effect this, the Debtors Filed the Bidding Procedures and Sale Motion which seeks, inter alia, to establish the Auction.  On October [   ], 2009, the Bankruptcy Court entered the Bidding Procedures Order, which established [                              ] as the deadline for Potential Purchasers to submit bids for the Acquired Assets, and established [                              ], 2009 at the date for the Auction.  In connection with the Auction, the Debtors have identified the Stalking Horse Bidder as a potential purchaser for the Equity Interests.  If no additional Qualified Bidders are identified at the Auction, the Debtors will seek authority, in connection with Confirmation of the Plan, to sell the Equity Interests to the Stalking Horse Bidder, pursuant to the Purchase and Sale Agreement.  If additional Qualified Bidders are identified, at the conclusion of the Auction, the Debtors, with the consent of Union, will seek Bankruptcy Court approval to sell the Acquired Assets pursuant to the Purchase and Sale Agreement to the Qualified Bidder submitting the highest and best offer, free and clear of any Liens, Claims, encumbrances or other interests.  The Confirmation Order shall contain specific authority for the Debtors to comply with the Purchase and Sale Agreement in this regard.

Contemporaneously with the Closing, the Effective Date and the delivery to Union described below, the Debtors will transfer to the Liquidating Trust from their Cash (other than Retained Funds) the Administrative and Priority Claims Reserve for the benefit of the Holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims (and, to the extent of any surplus from such reserve after the payment of such Allowed Claims, for the benefit of Union).  If the amount of the Debtors’ Cash at the time of the Closing is less than the Administrative and Priority Claims Reserve, a portion of the purchase price for the Acquired Assets equal to the shortfall shall (rather than being transferred to Union as described below) be transferred by the Purchaser to the Liquidating Trust for the benefit of the Persons described above.  If there is additional Cash after the Debtors’

transfer of the Administrative and Priority Claims Reserve to the Liquidating Trust, any remaining Cash (other than Retained Funds) of the Debtors shall at the same time be transferred to Union, together with any cash equivalents.  Also at the same time, any other assets of any of the Debtors not transferred to the Purchaser at Closing or not owned at Closing by a Subsidiary whose Equity Interests are sold to the Purchaser (together, the “Other Assets”) pursuant to an order approving either (a) a sale of the Equity Interests to the Stalking Horse Bidder, or (b) a sale of the Acquired Assets to a different Purchaser, shall revest or vest in Reorganized Edge and shall be transferred to the Liquidating Trust.  All Avoidance Actions so transferred to the Liquidating Trust shall be for the benefit of the Holders of General Unsecured Claims.  All other assets so transferred to the Liquidating Trust shall be for the benefit of Union.  Except as otherwise provided in the Purchase and Sale Agreement, any assets received by Edge or the Liquidating Trust after the Effective Date of the Plan (other than the proceeds of Avoidance Actions) shall also be Other Assets and transferred to the Liquidating Trust for the benefit of Union.

Contemporaneously with the Closing and the Effective Date, the Purchaser shall transfer to Union the proceeds of the Transfer (including the release of any deposit paid pursuant to the Purchase and Sale Agreement or the Bidding Procedures), less (i) the Seller Retained Funds, (ii) the Gifted Amount and (iii) any portion of the purchase price transferred by the Purchaser to the Liquidating Trust as part of the Administrative and Priority Claims Reserve for a shortfall in the Debtors’ Cash described above.  If required by the Purchase and Sale Agreement, Edge or Reorganized Edge, as applicable, shall maintain the Seller Retained Funds in a separate debtor in possession account until payments required to be made therefrom to the Purchaser have been made.  As soon as reasonably practicable after any such payments are made to Purchaser from the Seller Retained Funds, Union shall receive the balance of the Seller Retained Funds.

Section 4.02                                          The Gifted Amount

On the Effective Date, the Purchaser, on behalf of Union, shall transfer and/or gift a portion of the purchase price for the Acquired Assets equal to the Gifted Amount to the Liquidating Trust for the benefit of the Holders of Allowed General Unsecured Claims.  Upon the resolution of all General Unsecured Claims, any remaining portion of the Gifted Amount or the proceeds of the resolution of Avoidance Actions in the possession of the Liquidating Trust shall be turned over to Union.

Section 4.03                                          No Substantive Consolidation

The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ estates, and on the Effective Date, the Debtors’ estates shall not be deemed to be substantively consolidated for purposes hereof.  Except as specifically set forth herein, nothing in this Plan, the Disclosure Statement or otherwise shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any Claim against any other Debtor.  Additionally, Creditors holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as holding a separate Claim against each Debtor’s estate, provided, however, that no holder of an Allowed Claim shall be entitled to receive more than payment in full of such Allowed Claim (plus post-petition interest, if and to the extent provided in this Plan), and such Claims will be administered and treated in the manner provided in this Plan.

Section 4.04                                          Continued Corporate Existence

Edge shall continue to exist after the Effective Date in accordance with the applicable laws of the State of Delaware, in which it is incorporated, for the purposes of satisfying its obligations under the Plan and the winding down of its affairs.

On the Effective Date, the Governance Documents of Edge shall be amended and restated in substantially the forms, which must be acceptable in form and substance to Union, set forth in the Plan Supplement.

On the Effective Date, pursuant to the Governance Documents, Reorganized Edge shall issue and cause to be delivered to the Liquidating Trust the New Edge Stock, which shall be an Other Asset. Similar actions shall be taken with respect to each Subsidiary, if any, the Equity Interests of which are not sold to the Purchaser.

On or after the Effective Date, the Liquidating Trustee, in its sole and exclusive discretion, may take such action as permitted by applicable law and amended Governance Documents, as the Liquidating Trustee may determine is reasonable and appropriate, including, but not limited to, causing: (i) Reorganized Edge to be merged into a remaining subsidiary and/or affiliate; (ii) Reorganized Edge to be dissolved; (iii) the legal name of Reorganized Edge to be changed; or (iv) the closure of Reorganized Edge’s Chapter 11 Case on the Effective Date or any time thereafter.

Section 4.05                                          Cancellation of Existing Secured Claims

Upon the full payment or other satisfaction of an Allowed Secured Claim, or promptly thereafter, the Holder of such Allowed Secured Claim shall deliver to the applicable Debtor (or Reorganized Edge or Reorganized Subsidiary) any Collateral or other property of any Debtor (or Reorganized Edge or Reorganized Subsidiary) held by such Holder, and any termination statements, instruments of satisfactions, or releases of all security interests with respect to its Allowed Secured Claim that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

Section 4.06                                          Directors and Officers

On the Effective Date, (a) the positions of the current directors, or in the case of a governing body created by a partnership agreement, limited liability company agreement or similar agreement, the members of such governing body (such persons and the corporate directors collectively, the “Governors”) of each Debtor shall be eliminated, and each Governor shall be terminated (without the necessity of further action), (b) to the fullest extent permitted by applicable law, the rights, powers, and duties of the Governors of each Debtor (that is not a Subsidiary whose Equity Interests have been sold to the Purchaser pursuant to the Sale Order or the Confirmation Order) that has a Governor shall vest in the Liquidating Trustee and the Liquidating Trustee or its designee shall be the presiding officer and the sole Governor of each such Debtor, and (c) to the fullest extent permitted by applicable law, the Governors of each Subsidiary whose Equity Interests have been sold to the Purchaser pursuant to the Sale Order or the Confirmation Order shall be selected by the Purchaser.  The Liquidating Trustee shall make all determinations with respect to employment of any other directors, officers, managers and employees of each such Debtor described in clause (b) on and after the Effective Date.

Section 4.07                                          Creation of Liquidating Trust

(a)           The Liquidating Trust shall be governed by the Liquidating Trust Agreement.  The initial Liquidating Trustee shall be [Robert E. Ogle].  The salient terms of the employment of the Liquidating Trustee, including duties and compensation, to the extent not set forth in the Plan, shall be set forth in the Liquidating Trust Agreement or the Confirmation Order.  The Liquidating Trust Agreement shall contain provisions customary to liquidating trust agreements utilized in comparable circumstances.  The Liquidating Trust and the Liquidating Trustee shall be bound by the Plan and shall not challenge any provision of the Plan.  The Liquidating Trust Agreement shall be filed as an exhibit to the Plan Supplement, and its express terms shall govern distributions thereunder.

(b)           On the Effective Date and contemporaneously with the Closing, the Debtors will transfer to the Liquidating Trust from their Cash the Administrative and Priority Claims Reserve for the benefit of the Holders of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims (and, to the extent of any surplus from such reserve after the payment of such Allowed Claims, for the benefit of Union).  If the amount of the Debtors’ Cash at such time is less than the Administrative and Priority Claims Reserve, the shortfall shall be transferred by the Purchaser to the Liquidating Trust as provided in Section 4.01 for the benefit of the Persons described above.  From time to time the Liquidating Trustee will make distributions to the Holders of the Allowed Administrative Claims (including Allowed Cure Costs in the amounts determined as set forth in Section 6.02 of the Plan), Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims (i) from the Administrative and Priority Claims Reserve and (ii) from the Gifted Amount and the resolution of Avoidance Actions if the Administrative and Priority Claims Reserve is insufficient to pay all such Claims.  If there is any amount remaining after the payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, such remaining amount shall be promptly transferred by the Liquidating Trust to Union.

(c)           On the Effective Date, the Gifted Amount shall be transferred to the Liquidating Trust by the Purchaser, as described in Section 4.02 of the Plan, and the Avoidance Actions and all associated residual liabilities shall be transferred to the Liquidating Trust by the Debtors.  The Gifted Amount and the Avoidance Actions shall be held in the Liquidating Trust for the benefit of the Holders of Allowed Claims in Classes A4, B4, C4, D4, E4 and F4, which are the Allowed General Unsecured Claims, and, to the extent that the Administrative and Priority Claims Reserve is insufficient to pay all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other Secured Claims, for the benefit of the holders of such Claims.  The Liquidating Trustee will seek to resolve the Avoidance Actions in the interest of the Holders of all such Claims.  From time to time the Liquidating Trustee will make distributions to the Holders of Allowed General Unsecured Claims from the Gifted Amount and the resolution of Avoidance Actions, but leaving enough undistributed to assure the payment of all Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Priority

Non-Tax Claims and Allowed Other Secured Claims if the Administrative and Priority Claims Reserve is insufficient to pay all such Claims.

(d)           On the Effective Date and contemporaneously with the Closing, Reorganized Edge shall transfer to the Liquidating Trust for the benefit of Union all of the Other Assets (other than the Avoidance Actions).  The Liquidating Trustee shall, in an expeditious but orderly manner, monetize and convert the Other Assets to Cash and make timely distributions thereof to Union and not unduly prolong the duration of Reorganized Edge.  In so doing, the Liquidating Trustee shall exercise its reasonable business judgment in monetizing the Other Assets to maximize recoveries.  The monetization of the Other Assets may be accomplished through the sale or other monetization of such Assets (in whole or in combination) all as the Liquidating Trustee may determine is in the best interests of Union.  The Liquidating Trustee shall consult regularly with Union with respect to the monetization of the Other Assets.  Prior to selling or monetizing any Other Asset, the Liquidating Trustee shall give written notice to Union of the terms, conditions and consideration for, and the Other Assets to be sold or monetized in, the proposed transaction.  If Union does not object to such proposed transaction within five (5) Business Days after receipt of such notice, the Liquidating Trustee may effect the transaction as described in the notice.  Promptly after the sale or other monetization of all or each portion of the Other Assets, the Liquidating Trustee shall deliver to Union the Net Proceeds of such sale or monetization.  The Liquidating Trustee shall have no liability to any of the Debtors, their Estates, their Creditors, the Creditors Committees (if any), their members or any other party for the outcome of its decisions in this regard except for gross negligence or willful misconduct.  If, at the end of five (5) years after the Effective Date, any of the Other Assets in the Liquidating Trust remain unsold (the “Unsold Assets”), the Liquidating Trustee shall treat the Unsold Assets as instructed by Union, or, if Union does not provide instructions, submit a motion to the Bankruptcy Court, which shall set forth the Liquidating Trustee’s proposed treatment of the Unsold Assets.  If Union objects, the Bankruptcy Court shall schedule a hearing with respect to the motion.

Section 4.08                                          Liquidating Trust Assets

Except as otherwise set forth herein or in the Confirmation Order, the Purchase and Sale Agreement or the Sale Order, as of the Effective Date, all property of the Debtors shall vest in the Liquidating Trust free and clear of all Claims, Liens, encumbrances and other Interests, except that Union’s Liens shall attach to the proceeds of the Transfer, other than any portion of such proceeds transferred by the Purchaser to the Liquidating Trust for a shortfall as described in Section 4.01 of the Plan or for the Gifted Amount as described in Section 4.02 of the Plan, and to the Other Assets.  From and after the Effective Date, the sole function of Reorganized Edge shall be to comply with the provisions of the Plan.  For federal income tax purposes, the transfer of the Gifted Amount to the Liquidating Trust will be deemed to be a transfer to the Holders of the General Unsecured Claims (who are the Liquidating Trust beneficiaries of the Gifted Amount), followed by a deemed transfer by such beneficiaries to the Liquidating Trust.  The Liquidating Trust shall have full authority to compromise Claims or settle interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Confirmation Order, and the Liquidating Trust Agreement.  Without limiting the generality of the foregoing, the Liquidating Trust may, without application to or approval by the Bankruptcy Court, pay fees that it incurs after the Effective Date for professional fees and expenses.  Prior to settling or compromising any Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims or Other Secured Claims or interests related thereto, the Liquidating Trustee shall provide written notice to Union of the terms and conditions of the proposed settlement or compromise.  Written notice may be provided to Union at its counsel’s email address: trey.wood@bgllp.com.  If Union does not object to such settlement or compromise proposals within five (5) Business Days after receipt of such notice, the Liquidating Trustee may effect the settlement or compromise as described in the notice.  If Union does object and Union and the Liquidating Trustee cannot agree on a settlement or compromise, whether such Claim shall be settled or compromised and the terms thereof shall be determined by the Bankruptcy Court.

Section 4.09                                          Vesting of Assets in the Reorganized Subsidiaries

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated therein (including the Purchase and Sale Agreement), on the Effective Date, all property in each Subsidiary’s Estate, all Causes of Action (other than Avoidance Actions) of the Subsidiaries, and any property acquired by any of the Reorganized Subsidiaries pursuant to the Plan or the Purchase and Sale Agreement shall vest in each of the respective Reorganized Subsidiaries, free and clear of all Liens, mortgages, security interests, conditional sales or other title retention agreements, pledges, Claims, liabilities, obligations, demands, guaranties, options, rights, contractual commitments, restrictions, judgments, demands, encumbrances (including, without limitation, claims or encumbrances (i) that purport to give to any party a right or option to effect any forfeiture, modification or termination of the Subsidiaries’ or Reorganized Subsidiaries’ interests in the assets or (ii) with respect to taxes, restrictions, rights of first refusal, preferential rights of purchase, non-governmental rights of consent, charges or interests of any kind or nature, if any, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership) and other interests. On and after the Effective Date, each of the Debtors, the Reorganized Subsidiaries and Reorganized Edge may operate their businesses and may use, acquire, or dispose of property without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  Except as provided in the Purchase and Sale Agreement, the Purchaser and the Reorganized Subsidiaries shall have no liability for Allowed Claims under the Plan.

Section 4.10                                          Authorization for Transactions

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors, Reorganized Edge and the Reorganized Subsidiaries may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan or the Transfer, including:  (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities pursuant to applicable law; and (d) all other actions that the Debtors, Reorganized Edge or the Reorganized Subsidiaries determine are necessary or appropriate, including the making of filings or recordings in connection with the Conversion Transaction or the sale of the Equity Interests, which actions may be set forth in a Plan Supplement exhibit.

Section 4.11                                          Preservation of Rights of Action; Settlement

Except to the extent such rights, claims, causes of action, defenses, and counterclaims are otherwise dealt with in the Plan, the Purchase and Sale Agreement, or are expressly and specifically released in connection with the Plan, the Confirmation Order or in any settlement agreement approved during the Chapter 11 Cases, or otherwise provided in the Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code section 1123(b): (1) any and all rights, claims, causes of action (including Avoidance Actions), defenses, and counterclaims of or accruing to the Debtors or their Estates shall remain assets of and vest in Reorganized Edge, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses and counterclaims have been listed or referred to in the Plan, the Schedules, or any other document Filed with the Bankruptcy Court; and (2) Reorganized Edge does not waive, relinquish, or abandon (nor shall it be estopped or otherwise precluded from asserting) any right, claim, cause of action, defense, or counterclaim that constitutes property of the Estates: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the Plan or the Schedules, or any other document Filed with the Bankruptcy Court; (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtors; and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense or counterclaim Filed a Proof of Claim in the Chapter 11 Cases, Filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan.  Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, cause of action, defense, or counterclaim, or potential right, claim, cause of action, defense, or counterclaim, in the Plan, the Schedules, or any other document Filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Debtors’ right to commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, or counterclaims that Reorganized Edge has, or may have, as of the Effective Date.  All rights granted herein are specifically assignable by Reorganized Edge to the Liquidating Trust which may, subject to the Plan and Liquidating Trust Agreement, commence, prosecute, defend against, settle, and realize upon any rights, claims, causes of action, defenses, and counterclaims in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the beneficiaries of the various assets in the Liquidating Trust.

Section 4.12                                          Employee Benefit Plans

Prior to the Effective Date, all Employee Benefit Plans shall be terminated in accordance with the applicable provisions of the state and federal law.  The Purchaser and the Reorganized Subsidiaries shall have no liability for any obligations under any Employee Benefit Plan.

Section 4.13                                          Exclusivity Period

The Debtors shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the earlier of (i) the Effective Date or (ii) the expiration of the Debtors’ exclusive period to solicit acceptances of the Plan under Bankruptcy Code section 1121(d).

Section 4.14                                          Conversion of Subsidiaries

At or immediately prior to Closing, the Debtors may consummate the Conversion Transaction and any Subsidiary may be converted from a corporation to a limited liability company if required by the Purchase and Sale Agreement. Unless otherwise sold to the Purchaser pursuant to the Purchase and Sale Agreement, any limited liability company interests issued to Edge or a Subsidiary in such conversion shall be extinguished, cancelled and discharged as of the Effective Date as provided in the treatment for Interests in Classes B5, C5, D5, E5 and F5.

The Confirmation Order shall provide that, pursuant to section 1145 of the Bankruptcy Code, any Equity Interests issued pursuant to the Conversion Transaction and the New Edge Stock shall be exempt from the registration requirements of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities; provided, that if the issuance pursuant to the Conversion Transaction or the New Edge Stock does not qualify for an exemption under section 1145 of the Bankruptcy Code, the Equity Interests or the New Edge Stock will be issued in a manner which qualifies for another available exemption from registration, whether as a private placement under Rule 506 of the Securities Act or otherwise. All Equity Interests and the New Edge Stock issued pursuant to the Conversion Transaction and the Plan will be deemed issued as of the Effective Date regardless of the date actually distributed.

Section 4.15                                          Effectuating Documents; Further Reorganization Transactions

The chairman of the board of directors, president, chief financial officer, manager, or any other appropriate officer of the Debtors or, after the Effective Date, the Liquidating Trustee on behalf of Reorganized Edge, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The secretary of the Debtors, or, after the Effective Date, the Liquidating Trustee on behalf of Reorganized Edge, shall be authorized to certify or attest to any of the foregoing actions.  The Debtors are authorized to perform their obligations under the Purchase and Sale Agreement, including the Conversion Transaction.

Section 4.16                                          Exemption from Certain Transfer Taxes

Pursuant to Bankruptcy Code section 1146(a), the issuance, transfer, or exchange of a security, or the making of delivery of an instrument of transfer, including any transfers effected pursuant to the Purchase and Sale Agreement or by mergers provided under the Plan, from the Debtors to the Purchaser, Reorganized Edge or any other Person or Entity pursuant to the Plan or the Purchase and Sale Agreement, as applicable, may not be taxed under any law imposing a stamp tax or similar tax, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for Filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Section 4.17                                          Closing of the Debtors’ Chapter 11 Cases

When all Disputed Claims or Interests filed against a Debtor have become Allowed Claims or Interests or have been Disallowed by Final Order or otherwise pursuant to this Plan, and all appropriate Plan Distributions have been made pursuant to the Plan, the Liquidating Trustee shall seek authority from the Bankruptcy Court to close such Debtor’s Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE V

THE SOLICITATION; VOTING PROCEDURES

Section 5.01                                          Solicitation Package

Accompanying this Disclosure Statement for the purpose of soliciting votes on the Plan are copies of (i) the Plan; (ii) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider Confirmation of the Plan and related matters, and the time for filing objections to Confirmation of the Plan; and, as applicable, (iii) a Ballot or Ballots (and return envelope(s)) that you may use in voting to accept or to reject the Plan), or a notice of non-voting status, (collectively the “Solicitation Package”).  Only Holders eligible to vote in favor of or against the Plan will receive a Ballot(s) as part of their Solicitation Package.  If you did not receive a Ballot and believe that you should have, please contact the Claims Agent at the address or telephone number set forth in the next subsection.

Section 5.02                                          Voting Instructions

After carefully reviewing the Plan and this Disclosure Statement, and the Exhibits thereto, and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed Ballot.  Please complete and sign your Ballot and return it in the envelope provided so that it is RECEIVED by the Claims Agent on or before the Plan Voting Deadline set forth on the Ballot.

Each Ballot has been coded to reflect the Class of Claims it represents.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.

If you have any questions about the procedure for voting your eligible Claim or with respect to the Solicitation Package that you have received, please contact the Claims Agent:

[Edge Petroleum Corporation et al.] Ballot Processing

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue
El Segundo, CA  90245

Telephone (866) 967-1785

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE ACTUALLY RECEIVED BY THE CLAIMS AGENT FOR THE DEBTORS ON OR BEFORE 5:00 P.M., PREVAILING CENTRAL TIME, ON               , 2009 AT THE ABOVE ADDRESS.  EXCEPT TO THE EXTENT ALLOWED BY THE BANKRUPTCY COURT OR DETERMINED OTHERWISE BY THE DEBTORS, BALLOTS RECEIVED AFTER THE PLAN VOTING DEADLINE WILL NOT BE ACCEPTED OR USED IN CONNECTION WITH THE DEBTORS’ REQUEST FOR CONFIRMATION OF THE PLAN OR ANY MODIFICATION THEREOF.

ONLY BALLOTS WITH ORIGINAL SIGNATURES WILL BE COUNTED.  BALLOTS WITH COPIED SIGNATURES WILL NOT BE ACCEPTED OR COUNTED.  YOU MAY NOT SUBMIT A BALLOT ELECTRONICALLY, INCLUDING VIA EMAIL OR FACSIMILE.  ONLY ORIGINAL BALLOTS (INCLUDING BALLOTS FORWARDED BY MASTER BALLOTING AGENTS) RECEIVED BY THE SOLICITING AGENT BY THE PLAN VOTING DEADLINE WILL BE COUNTED.

Section 5.03                                          Voting Tabulation

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Holders who actually vote will be counted.  The failure of a Holder to deliver a duly executed Ballot will be deemed to constitute an abstention by such Holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted.  The Debtors, in their sole discretion, may request that the Claims Agent attempt to contact such voters to cure any such defects in the Ballots.

Except as provided below, unless the applicable Ballot is timely submitted to the Claims Agent before the Plan Voting Deadline, together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid and decline to utilize it in connection with seeking Confirmation of the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to Bankruptcy Code section 1126(e), that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of authority to so act.

The period during which Ballots with respect to the Plan will be accepted by the Debtors will terminate on the Plan Voting Deadline.  Except to the extent permitted by the Bankruptcy Court, Ballots that are received after the Plan Voting Deadline will not be counted or otherwise used by the Debtors in connection with the Debtors’ request for Confirmation of the Plan (or any permitted modification thereof). IN NO CASE SHOULD A BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE CLAIMS AGENT.

Section 5.04                                          Agreements upon Furnishing Ballots

The delivery of an accepting Ballot to the Claims Agent by a Holder pursuant to one of the procedures set forth above will constitute the agreement of such Holder to accept (i) all of the terms of, and conditions to, the solicitation and voting procedures and (ii) the terms of the Plan; provided, however, all parties in interest retain their right to object to Confirmation of the Plan pursuant to Bankruptcy Code section 1128.

ARTICLE VI

FEASIBILITY, BEST INTEREST OF THE CREDITORS
AND LIQUIDATION

Section 6.01                                          Feasibility of the Plan

In connection with the Confirmation of the Plan, Bankruptcy Code section 1129(d)(ii) requires the Bankruptcy Court to find that Confirmation of the Plan is not likely to be followed by the liquidation of, or the need for further reorganization of, Reorganized Edge.  This is the so-called “feasibility” test.  After Consummation of the Plan, Reorganized Edge will have virtually no debt other than trade debt reincurred in the ordinary course of business.

Section 6.02                                          Best Interest of Creditors Test

Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each Holder of a Claim or interest in such Class either: (a) has accepted the Plan; or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if the Debtors liquidated under chapter 7 of the Bankruptcy Code. In chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior Class receiving any payments until all amounts due to senior Classes have been paid fully or any such payment is provided for:

•                                          Secured creditors (to the extent of the value of their collateral);

•                                          Administrative and other priority creditors;

•                                          Unsecured creditors;

•                                          Debt expressly subordinated by its terms or by order of the Bankruptcy Court; and

•                                          Interest holders.

As described in the liquidation discussion set forth in Section 9.01 hereof, the Debtors believe that the value of any distributions in a chapter 7 case would be less than the value of distributions under the Plan because, among other reasons, distributions in a chapter 7 case may not occur for a longer period of time, thereby reducing the present value of such distributions.  In this regard, the distribution of the proceeds of a liquidation would be delayed until a chapter 7 trustee and its professionals became knowledgeable about the Chapter 11 Cases and the Claims against the Debtors. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the Debtors’ estates would have to pay the fees and expenses of a chapter 7 trustee in addition to the Professionals’ pre- conversion fees and expenses (thereby further reducing cash available for distribution).

ARTICLE VII

CONFIRMATION PROCEDURES

Section 7.01                                          The Confirmation Hearing

Bankruptcy Code section 1128(a) requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing.  Bankruptcy Code section 11(b) provides that any party in interest may object to Confirmation of the Plan.

The Bankruptcy Court has scheduled the Confirmation Hearing for              , 2009, at [10:45 a.m.], prevailing Central Time, before the Honorable Richard Schmidt, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of Texas at the United States Courthouse, 1133 N. Shoreline Blvd., Corpus Christi, TX 78401.

Objections to Confirmation of the Plan must be filed and served on the Debtors and the other parties set forth in the order approving the Disclosure Statement, and certain other parties, by no later than             , 2009, at 4:00 p.m. prevailing Central Time, in accordance with the order approving the Disclosure Statement.  THE BANKRUPTCY COURT MAY NOT CONSIDER OBJECTIONS TO CONFIRMATION OF THE PLAN IF ANY SUCH OBJECTIONS HAVE NOT BEEN TIMELY SERVED AND FILED IN COMPLIANCE WITH THE ORDER APPROVING THE DISCLOSURE STATEMENT.

The notice of the Confirmation Hearing will contain, among other things, the deadline to object to Confirmation of the Plan, the Plan Voting Deadline, and the date and time of the Confirmation Hearing.

Section 7.02                                          Statutory Requirements for Confirmation of the Plan

At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of Bankruptcy Code section 1129 have been satisfied. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:

•                                          The Plan complies with the applicable provisions of the Bankruptcy Code.

•                                          The Debtors, as Plan proponent, will have complied with the applicable provisions of the Bankruptcy Code.

•                                          The Plan has been proposed in good faith and not by any means forbidden by law.

•                                          Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment:  (a) made before the Confirmation of the Plan is reasonable; or (b) subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after the Confirmation of the Plan.

•                                          The Debtors, as Plan proponent, have disclosed the identity and affiliations of any individual proposed to serve, after Confirmation of the Plan, as a director, officer, or voting trustee of the Debtors, an Affiliate of the Debtors participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy.

•                                          The Debtors, as Plan proponent, have disclosed the identity of any insider (as defined in Bankruptcy Code section 101) that will be employed or retained by Reorganized Edge, and the nature of any compensation for such insider.

•                                          The Plan does not propose any rate change that is subject to approval by a governmental regulatory commission.

•                                          Either each Holder of an Impaired Claim or Interest has accepted the Plan, or will receive or retain under the Plan on account of that Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the Holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•                                          Each Class of Claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting Class pursuant to Bankruptcy Code section 1129(b).

•                                          Except to the extent that the Holder of a particular Claim will agree to a different treatment of its Claim, the Plan provides that Administrative Claims, Priority Tax Claims and, Priority Non-Tax will be paid in full, in Cash, on the Effective Date, or as soon thereafter as practicable.

•                                          At least one Class of Impaired Claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of that Class.

•                                          Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan unless such a liquidation or reorganization is proposed in the Plan.

•                                          All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

•      The Debtors have no retirement benefit obligations except for 401(k) plans, and such plans will be rolled over.

The Debtors believe that: (a) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (b) it has complied or will have complied with all of the requirements of chapter 11; and (c) the Plan has been proposed in good faith.

(a)           Acceptance by Impaired Classes

The Bankruptcy Code requires, as a condition to Confirmation, that, except as described in the following section, each Class of Claims or Equity Interests that is Impaired under the Plan accept the Plan.  A class that is not impaired under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required.  A class is Impaired unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder of that claim or equity interest; or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest after the occurrence of a default—(1) cures any such default that occurred before or after the commencement of the case under this title, other than a default of a kind specified in section 365(b)(2) of this title or of a kind that section 365(b)(2) expressly does not require to be cured; (2) reinstates the maturity of such claim or interest as such maturity existed before such default; (3) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and (4) if such claim or such interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(l)(A), compensates the holder of such claim or such interest (other than the debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure; and (5) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

(b)           Confirmation Without Acceptance by All Impaired Classes

Bankruptcy Code section 1129(b) allows a bankruptcy court to confirm a plan, even if an Impaired classes entitled to vote on the plan has not accepted it, provided that the plan has been accepted by at least one Impaired Class.  Holders of Claims or Equity Interests in Classes 6, 7 and 8 are deemed to reject the Plan and, therefore, the Debtors intend to confirm the plan pursuant to Bankruptcy Code section 1129(b).  Bankruptcy Code section 1129(b) states that, notwithstanding an Impaired class’s failure to accept a plan of reorganization, the plan shall be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is Impaired under, and has not accepted, the plan.

The condition that a plan be “fair and equitable” with respect to a non-accepting class of unsecured claims includes the following requirement that either: (a) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) the holder of any claim or equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or equity interest any property.

The Debtor reserves the right to alter, amend, modify, revoke or withdraw the Plan or any Exhibit or Schedule, including to amend or modify it to satisfy Bankruptcy Code section 1129(b), if necessary.

Section 7.03              Identity of Persons to Contact for More Information

Any interested party desiring further information about the Plan should contact the Solicitation Agent at the phone number and/or address listed in Section 5.02 of this Disclosure Statement.

ARTICLE VIII

CERTAIN RISK FACTORS AFFECTING

CERTAIN OF THE DEBTORS

PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF IMPAIRED CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT.  THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

Section 8.01              Certain Bankruptcy Law Considerations

Although the Debtors believe that the Plan will satisfy all requirements necessary for Confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  Moreover, there can be no assurance that modifications to the Plan will not be required for Confirmation or that such modifications would not necessitate the re-solicitation of votes.  Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.  In the event the conditions precedent to Confirmation of the Plan have not been satisfied or waived (to the extent possible) by the Debtors or applicable party (as provided in the Plan) as of the Effective Date, then the Confirmation Order will be vacated, no distributions under the Plan will be made, and the Debtors and all Holders of Claims and Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though such Confirmation Date had never occurred.

Section 8.02              Risks Related to Volatility in the Prices of Natural Gas and Oil

Reorganized Edge’s revenue, profitability, cash flow, and the carrying value of gas and oil properties are substantially dependent on prevailing prices of natural gas and oil.  Historically, the markets for natural gas and oil have been volatile and those markets are likely to continue to be volatile in the future.  It is impossible to predict future natural gas and oil price movements with certainty.  Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty, and a variety of additional factors beyond Reorganized Edge’s control.  These factors include the level of consumer product demand, overall economic conditions, weather conditions, domestic and foreign governmental relations, governmental regulations, taxes, price and availability of alternative fuels, level and price of foreign imports of natural gas and oil, and the actions of the Organization of Petroleum Exporting Countries.  Declines in natural gas and oil prices may materially adversely affect Reorganized Edge’s financial condition.

Section 8.03              Risks Related to the Sale of the Debtors’ Assets

The Bankruptcy Court has not yet approved a sale of the Debtors’ assets.  Further, the Purchase and Sale Agreement is subject to certain conditions precedent which must be satisfied before the transaction is consummated.  There is no guarantee that these conditions precedent will be satisfied or that the Bankruptcy Court will approve a sale of the Debtors’ assets.  If the sale of the Debtors’ assets is not consummated, the feasibility of the Plan may be adversely affected.

ARTICLE IX

ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

If the Plan is not confirmed and consummated, the alternatives to the Plan include: (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code; and (b) an alternative plan of reorganization.

Section 9.01              Liquidation Under Chapter 7

If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed (or elected) to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effects that a chapter 7 liquidation would have on the recoveries of Holders of Claims and Interests is set forth below.  The Debtors believe that liquidation under chapter 7 would result in smaller distributions to creditors than those provided for in the Plan because of: (a) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time; (b) additional administrative expenses involved in the appointment of a trustee; and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations.

Specifically, The Debtors’ costs of liquidation under chapter 7 of the Bankruptcy Code would include the fees payable to a chapter 7 trustee, as well as those fees that might be payable to attorneys and other Professionals that such a trustee might engage.  In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Chapter 11 Cases.  The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors and the Committee during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Allowed General Unsecured Claims.

To determine if the Plan is in the best interests of each Impaired Class, the value of the distributions from the proceeds of a liquidation of the Debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Interests under the Plan.

After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to the Holders of Claims and Interests in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 of the Bankruptcy Code arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the likely erosion in value of assets in a chapter 7 case in the context of an expeditious liquidation and the “forced sale” atmosphere that would prevail under a chapter 7 liquidation and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that Confirmation of the Plan will provide each holder of an Allowed Claim or Interest with a recovery that is not less than such holder would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

The Debtors’ Liquidation Analysis is attached hereto as Exhibit “H”.  The information set forth in Exhibit “H” provides a summary of the liquidation values of the Debtors’ assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors’ estates. The liquidation analysis was prepared by the Debtors’ financial advisor.

Underlying the liquidation analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The liquidation analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of 6 months, allowing for, among other things, the (i) discontinuation of the Debtors’ operations, (ii) sale of assets and (iii) collection of receivables.

Section 9.02              Alternative Plan of Reorganization

If the Plan is not confirmed, the Bankruptcy Court could confirm a different plan.  A different plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of the Debtors’ assets.  A likely scenario would involve the Debtors’ turning over all assets to Union and immediately ceasing operations.  The Debtors believe that the Plan, as described herein, enables Holders of Claims and Interests to realize the highest and best value under the circumstances.  The Debtors believe that this scenario or any other alternative form of chapter 11 plan is a much less attractive alternative to creditors than the Plan because of the far greater returns and certainty provided by the Plan.  Other alternatives could involve diminished recoveries, significant delay, uncertainty, and substantial additional administrative costs.

ARTICLE X

EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND OTHER AGREEMENTS

Section 10.01            Assumption/Rejection

On the Effective Date, and to the extent permitted by applicable law, all of the Debtors’ executory contracts and unexpired leases will be rejected unless such executory contract or unexpired lease: (a) is being assumed pursuant to the Plan; (b) is the subject of a motion to assume Filed on or before the Confirmation Date; or (c) has been previously rejected or assumed.

Section 10.02            Cure Amounts

The Bidding Procedures and Sale Motion contemplates that numerous executory contracts and unexpired leases will be assumed and either assigned to the Purchaser or retained by Subsidiaries whose Equity Interests are sold to the Purchaser pursuant to the Sale Order or the Confirmation Order.  In accordance with the Bidding Procedures, as part of the Plan Supplement, the Debtors will File a list of such executory contracts and unexpired leases along with the proposed Cure Costs.  Any party taking exception to the proposed Cure Costs shall, in accordance with the Bidding Procedures Order, File a detailed statement setting forth its reason and the Bankruptcy Court shall determine the proper amount of the Cure Costs at the Confirmation Hearing.  The fixing of the Cure Costs shall constitute the Debtor’s right to assign the executory contract and unexpired lease to the Purchaser under Bankruptcy Code sections 365(c) and (f).

Section 10.03            Assumed Executory Contracts and Unexpired Leases

Each executory contract and unexpired lease that is assumed will include (a) all amendments, modifications, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease; and (b) with respect to any executory contract or unexpired lease that relates to the use, ability to acquire, or occupancy of real property, all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements have been rejected pursuant to an order of the Bankruptcy Court or are the subject of a motion to reject Filed on or before the Confirmation Date.

Amendments, modifications, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtors during their Chapter 11 Cases shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

Section 10.04            Insurance Policies

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Liquidating Trust.

Section 10.05            Pass-through

Except as otherwise provided in the Plan, any rights or arrangements necessary or useful to the administration of the Liquidating Trust but not otherwise addressed as a Claim or Interest, and other executory contracts not assumable under Bankruptcy Code section 365(c) shall, in the absence of any other treatment under the Plan, the Purchase and Sale Agreement or Confirmation Order, be passed through the Chapter 11 Cases for the benefit of the Liquidating Trust and the counterparty unaltered and unaffected by the bankruptcy Filings or Chapter 11 Cases.

Section 10.06            Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, any proofs of Claim asserting Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases pursuant to the Plan or otherwise must be Filed no later than thirty (30) days after the later of the Effective Date or the effective date of rejection.  Any proofs of Claim arising from the rejection of the Debtors’ executory contracts or unexpired leases that are not timely Filed shall be disallowed automatically, forever barred from assertion, and shall not be enforceable against any Debtor or the Liquidating Trust without the need for any objection by any Person or further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the executory contract or unexpired lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases shall be classified as General Unsecured Claims for the particular Debtor in question and shall be treated in accordance with the particular provisions of the Plan for such Debtor; provided however, if the Holder of an Allowed Claim for rejection damages has an unavoidable security interest in any Collateral to secure obligations under such rejected executory contract or unexpired lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in the Collateral, with the deficiency, if any, treated as a General Unsecured Claim.

Section 10.07            Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an executory contract or unexpired lease or that any Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Edge, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

Section 10.08            Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting unexpired leases pursuant to Bankruptcy Code section 365(d)(4).

ARTICLE XI

PROCEDURES FOR RESOLVING DISPUTED,

CONTINGENT, AND UNLIQUIDATED CLAIMS

Section 11.01            Objections to Claims

(a)           Authority

The Debtors or the Liquidating Trustee, as applicable, and Union shall have the exclusive authority to File objections to Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims and Other Secured Claims, and to withdraw any objections to such Claims that they File.  The Debtors or the Liquidating Trustee, as applicable shall have the exclusive authority to settle, compromise, or litigate to judgment any objections to such Claims, (i) if they have the prior written consent of Union, (ii) if they have given detailed written notice of the proposed settlement, compromise or litigation to Union and Union has not objected thereto within five (5) Business Days after receipt of such notice, or (iii) upon the Order of the Bankruptcy Court after Union has had notice and an opportunity to object.  The Debtors or the Liquidating Trustee, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to other Claims.  From and after the Effective Date, the Liquidating Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  The Liquidating Trustee also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.  However, the Liquidating Trustee shall not settle, compromise or resolve any Disputed Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims and Other Secured Claims unless (i) it has the prior written consent of Union, (ii) it has given detailed written notice of the proposed settlement, compromise or resolution to Union and Union has not objected thereto within five (5) Business Days after receipt of such notice, or (iii) it has received an Order of the Bankruptcy Court after Union has had notice and an opportunity to object.

(b)           Objection Deadline

As soon as practicable, but no later than the Claims Objection Deadline, the Liquidating Trustee or Union may File objections with the Bankruptcy Court and serve such objections on the Creditors holding the Claims to which such objections are made.  Nothing contained herein, however, shall limit the right of the Liquidating Trustee or Union to object to Claims, if any, Filed or amended after the Claims Objection Deadline.  The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the applicable Debtor or the Liquidating Trustee, as the case may be, or Union without notice or hearing.

Section 11.02            Estimation of Claims

The Liquidating Trustee may (after the prior written consent of Union in the case of contingent or unliquidated Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims and Other Secured Claims) at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Bankruptcy Code section 502(c), regardless of whether the Liquidating Trustee or any Debtor or Union has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Liquidating Trustee (and Union in the case of Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims and Other Secured Claims) may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.  Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims and Other Secured Claims may be estimated and thereafter resolved by any permitted mechanism (i) it has the prior written consent of Union, (ii) if Union has received a detailed written notice of the proposed estimation and resolution and Union has not objected thereto within five (5) Business Days after receipt of such notice, or (iii) upon the Order of the Bankruptcy Court after Union has had notice and an opportunity to object.  Other Claims may be estimated and thereafter resolved by any permitted mechanism.

Section 11.03            No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

Section 11.04            Distributions After Allowance

The Liquidating Trustee shall make payments and distributions from a distribution reserve to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such Holder belongs. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Liquidating Trustee shall distribute to the Holder of such Claim the distribution (if any) that would have been made to such Holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date. After a Disputed Claim is Allowed or otherwise resolved, the excess Cash or other property that was reserved on account of such Disputed Claim, if any, shall become property of the Liquidating Trust for the benefit of other Allowed Claims of the Class or Classes for which the distribution reserve was created.

Section 11.05            Reduction of Claims

Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors prior to the Effective Date, including pursuant to orders of the Bankruptcy Court.  To the extent such payments are not reflected in the Schedules, such Schedules will be deemed amended and reduced to reflect that such payments were made.  Nothing in the Plan shall preclude the Liquidating Trustee from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Effective Date.

Section 11.06            Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Liquidating Trustee shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Liquidating Trustee shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of a distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes with respect to such distribution, withholding distributions pending receipt of information necessary to facilitate such distribution, or establishing any other mechanisms it believes are reasonable and appropriate.  The Liquidating Trustee reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances.

ARTICLE XII

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

Section 12.01            Conditions Precedent to Confirmation

The following are conditions precedent to the occurrence of Confirmation, each of which must be satisfied or waived in accordance with Section 12.04 below:

(a)           The Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Debtors, approving the adequacy of the Disclosure Statement, and such Order shall have become a Final Order.

(b)           The Confirmation Order approving and confirming the Plan, as such Plan may have been modified, amended or supplemented, shall (i) be in form and substance reasonably acceptable to the Debtors and Union and, in the event the Stalking Horse Bidder is the Purchaser, the Stalking Horse Bidder; and (ii) include a finding of fact that Reorganized Edge and the Reorganized Subsidiaries, and their respective present and former members, officers, directors, managers, employees, advisors, attorneys and agents, acted in good faith within the meaning of and with respect to all of the actions described in Bankruptcy Code section 1125(e) and are therefore not liable for the violation of any applicable law, rule, or regulation governing such actions.

(c)           If the Purchaser purchases the Acquired Assets pursuant to a Sale Order, the Bankruptcy Court shall have entered the Sale Order in form and substance reasonably acceptable to the Debtors and Union.

Section 12.02            Conditions Precedent to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 12.04 below:

(a)           The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtors and Union and, in the event the Stalking Horse Bidder is the Purchaser, the Stalking Horse Bidder, and such Order shall have become a Final Order.

(b)           If the Purchaser purchases the Acquired Assets pursuant to a Sale Order, the Sale Order shall have been entered in form and substance reasonably acceptable to the Debtors and Union, and such Order shall have become a Final Order.

(c)           Purchaser shall have provided written evidence satisfactory to the Debtors and Union that simultaneous with the occurrence of the Effective Date, Purchaser is prepared to close on the Transfer, and the Closing shall have occurred pursuant to the Purchase and Sale Agreement.

(d)           The Liquidating Trust Agreement shall have been fully executed in form and substance reasonably acceptable to the Debtors and Union.

Section 12.03            Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under Bankruptcy Code sections 1101 and 1127(b).

Section 12.04            Waiver of Conditions

Each of the conditions set forth in Sections 12.01 and 12.02 hereof may be waived in whole or in part by the Debtors, with the prior written consent of Union and Purchaser (as applicable), which consent shall not be unreasonably withheld.  The failure to satisfy or waive any condition to Confirmation or the Effective Date may be asserted by the Debtors or Union regardless of the circumstances giving rise to the failure of such condition to be satisfied.

Section 12.05            Revocation, Withdrawal, or Non-consummation

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to File subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation of the Plan does not occur, then (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims) unless otherwise agreed to by the Debtors and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (iii) nothing contained in the Plan, and no acts taken in preparation for

Consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors or any other Person, (b) prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or (c) constitute an admission of any sort by the Debtors or any other Person.

ARTICLE XIII

AMENDMENTS AND MODIFICATIONS

The Debtors may alter, amend, or modify the Plan or any exhibits thereto under Bankruptcy Code section 1127(a) at any time prior to the Confirmation Date; provided, however, that where the Plan requires a document to be acceptable to, consented to, agreed to or otherwise satisfactory to Union or the Purchaser, the Debtors may not modify such document without the written consent of Union or the Purchaser, as applicable.  Further, as provided more fully in the Plan Support Agreement, if any amendment, modification or supplement to the Plan (including the Plan Supplement or a modification described in this Article IX of the Plan) or any Exhibit hereto or thereto is made without the prior written consent of Union, the obligations of the Supporting Lenders under the Plan Support Agreement to support the Plan and take other specified actions will terminate.  After the Confirmation Date and prior to “substantial consummation” of the Plan, as defined in Bankruptcy Code section 1101(2), the Debtors may, under Bankruptcy Code section 1127(b), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not (i) materially adversely affect the treatment of Holders of Claims or Interests under the Plan or (ii) modify any provision of the Purchase and Sale Agreement or any of the Purchaser’s rights thereunder; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

ARTICLE XIV

RETENTION OF JURISDICTION

Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(A)          Allow, disallow, determine, liquidate, classify, estimate or establish the priority or Secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the Secured or unsecured status, priority, amount or allowance of Claims or Interests;

(B)           Hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4); provided, however, that from and after the Effective

Date, the payment of fees and expenses of professionals retained by the Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(C)           Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which one or more of the Debtors are parties or with respect to which one or more of the Debtors may be liable, including, if necessary, the nature or amount of any required cure or the liquidating of any claims arising therefrom;

(D)          Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;

(E)           Enter and enforce such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(F)           Hear and determine disputes arising in connection with the interpretation, implementation, Consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

(G)           Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(H)          Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, Consummation, or enforcement of the Plan or the Confirmation Order;

(I)            Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(J)            Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, the Purchase and Sale Agreement, or any other contract, instrument, release, or other agreement or document created in connection with the Plan, the Disclosure Statement or the Confirmation Order;

(K)          Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases or pursuant to the Plan;

(L)           Recover all assets of the Debtors and property of the Estates, wherever located;

(M)         Hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;

(N)          Hear and determine all disputes involving the existence, nature, or scope of Debtors’ discharge or any releases granted in the Plan;

(O)          Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;

(P)           Enter an order or final decree concluding or closing the Chapter 11 Cases; and

(Q)          Enforce all orders previously entered by the Bankruptcy Court.

ARTICLE XV

COMPROMISES AND SETTLEMENTS

Pursuant to Bankruptcy Code section 363 and Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan, including, without limitation, all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtors.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, Creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

Section 16.01            Bar Dates for Certain Claims

(a)           Administrative Claims; Substantial Contribution Claims

The Confirmation Order will establish a Bar Date for Filing of all Administrative Claims, including substantial contribution claims (but not including Professional Fee Claims, claims for the expenses of the members of the Committee and Administrative Claims in section (b) or (c) below), which date will be forty-five (45) days after the Effective Date (the “Administrative Claims Bar Date”).  Holders of asserted Administrative Claims, other than Professional Fee Claims, claims for U.S. Trustee fees under 28 U.S.C. §1930, administrative tax claims and administrative ordinary case liabilities described in section (b) below, must submit proofs of Administrative Claim on or before such Administrative Claims Bar Date or forever be barred from doing so.  A notice prepared by the Debtors will set forth such date and constitute notice of this Administrative Claims Bar Date.  Reorganized Edge and Union shall have forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Administrative Claims.

(b)           Administrative Ordinary Course Liabilities

Holders of Administrative Claims that are based on liabilities incurred and paid by any Debtor in the ordinary course of the applicable Debtor’s business (other than Claims of governmental units for taxes and for interest and/or penalties related to such taxes) on and after the Petition Date shall not be required to File any request for payment of such Administrative Claims.  For the avoidance of doubt, Holders of Administrative Claims pursuant to Bankruptcy Code section 503(b)(9) shall be required to File a proof of Administrative Claim on or before the Administrative Claims Bar Date.

(c)           Administrative Tax Claims

All requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no Bar Date has otherwise been previously established, must be Filed and served on Reorganized Edge, Union and any other party specifically requesting a copy in writing on or before the later of (a) thirty (30) days following the Effective Date; and (b) one hundred and twenty (120) days following the Filing of the tax return for such taxes for such tax year or period with the applicable governmental unit.  Any Holder of any such Claim that is required to File a request for payment of such taxes and does not File and properly serve such a claim by the applicable Bar Date shall be forever barred from asserting any such claim against the Debtors, Reorganized Edge, the Liquidating Trust or their property, regardless of whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date.  Any interested party desiring to object to an Administrative Claim for taxes must File and serve its objection on counsel to the Debtors and the relevant taxing authority no later than ninety (90) days after the taxing authority Files and serves its application.

(d)           Professional Fee Claims

All final requests for compensation or reimbursement of professional fees pursuant to Bankruptcy Code sections 327, 328, 330, 331, 363, 503(b) or 1103 for services rendered to or on behalf of the applicable Debtors or the Committee (if one has been appointed) prior to the Effective Date (other than substantial contribution claims under Bankruptcy Code section 503(b)(4)) must be Filed and served on Reorganized Edge and Union and their counsel no later than forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court.  Objections to applications of such Professionals or other entities for compensation or reimbursement of expenses must be Filed and served on the Debtors, Union and their counsel and the requesting Professional or other entity no later than forty-five (45) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.

Section 16.02            Payment of Statutory Fees

On or before the Effective Date, the Debtors shall have paid in full, in Cash (including by check or wire transfer), in U.S. dollars, all fees payable pursuant to section 1930 of title 28 of the United States Code, in the amount determined by the Bankruptcy Court at the Confirmation Hearing.

Section 16.03            Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 16.04            Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan, including any Holder of a Claim, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

Section 16.05            Releases

(a)           Releases by Debtors and Estates

Except as otherwise expressly provided in the Plan, the Purchase and Sale Agreement or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each of the Debtors, the Reorganized Subsidiaries and Reorganized Edge on its own behalf and as representative of its respective Estate, and each of its respective Related Persons, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally, each and all of the Released Parties of and from any and all Claims, Causes of Action (including any Avoidance Actions), any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever, and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, the Reorganized Subsidiaries, Reorganized Edge or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Purchase and Sale Agreement, the Plan Support Agreement, the Disclosure Statement or the

Transfer that may be asserted by or on behalf of any of the Debtors, the Reorganized Subsidiaries, Reorganized Edge or their respective Estates.

(b)           Releases by Holders of Claims and Interests

Except as otherwise expressly provided in the Plan, the Purchase and Sale Agreement or the Confirmation Order, on the Effective Date, for good and valuable consideration, to the fullest extent permissible under applicable law, each Person that has held, currently holds or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, cause of action or liability of any nature whatsoever, or any Interest, or other right of a Holder of an equity security or other ownership interest that is terminated, and each of its respective Related Persons, shall, and shall be deemed to, completely and forever release, waive, void, extinguish and discharge unconditionally each and all of the Released Parties of and from any and all Claims, any and all other obligations, suits, judgments, damages, debts, rights, remedies, causes of action and liabilities of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code), and any and all Interests or other rights of a Holder of an equity security or other ownership interest, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are or may be based in whole or part on any act, omission, transaction, event or other circumstance taking place or existing on or prior to the Effective Date (including prior to the Petition Date) in connection with or related to any of the Debtors, Reorganized Edge, the Reorganized Subsidiaries or their respective assets, property and Estates, the Chapter 11 Cases or the Plan, the Purchase and Sale Agreement, the Plan Support Agreement, the Disclosure Statement or the Transfer; provided, however, that each Person that has submitted a Ballot may elect, by checking the appropriate box on its Ballot, not to grant with respect to such Person’s Claims and Interests the releases set forth in Plan Section 12.05 with respect to those Released Parties other than the Debtors, Reorganized Edge, the Reorganized Subsidiaries, Union, the Lenders and their respective predecessors, successors and assigns (whether by operation of law or otherwise).

(c)           Injunction Related to Releases

Except as provided in the Plan, the Purchase and Sale Agreement, or the Confirmation Order, as of the Effective Date, (i) all Persons that hold, have held, or may hold a Claim or any other obligation, suit, judgment, damages, debt, right, remedy, causes of action or liability of any nature whatsoever, or any Interest or other right of a Holder of an equity security or other ownership interest, relating to any of the Debtors, the Reorganized Subsidiaries or Reorganized Edge or any of their respective assets, property and Estates, that is released pursuant to Section 12.05 of the Plan, (ii) all other parties in interest, and (iii) each of the Related Persons of each of the foregoing entities, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking any of the following actions, whether directly or indirectly, derivatively or otherwise, on account of or based on the subject matter of such discharged Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and of all Interests or other rights of a Holder of an equity security or other ownership interest:  (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any Lien; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person discharged under Section 12.05 of the Plan; and (v) commencing or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

(d)           Deemed Consent

By submitting a Ballot and not electing to withhold consent to the releases of the applicable Released Parties set forth in Plan Section 12.05 by marking the appropriate box on the Ballot, each holder of a Claim or Interest shall be deemed, to the fullest extent permitted by applicable law, to have specifically consented to the releases set forth in Plan Section 12.05.

(e)           No Waiver

Notwithstanding anything to the contrary contained in Plan Section 12.05, the releases and injunctions set forth in Plan Section 12.05 shall not, and shall not be deemed to, limit, abridge or otherwise affect the rights of Reorganized Edge, the Purchaser or the Reorganized Subsidiaries to enforce, sue on, settle or compromise the rights, claims and other matters expressly retained by Reorganized Edge, the Purchaser or the Reorganized Subsidiaries pursuant to the Plan or the Purchase and Sale Agreement.

(f)            Supplemental Injunction

In order to supplement the injunctive effect of the discharge injunction, and pursuant to the exercise of the equitable jurisdiction and power of the Bankruptcy Court under Bankruptcy Code section 105(a), the Confirmation Order shall provide for the following injunctions to take effect as of the Effective Date.

Terms.  In order to preserve and promote the settlements contemplated by and provided for in the Plan, and to supplement, where necessary, the injunctive effect of the discharge as provided in Bankruptcy Code sections 1141 and 524 and as described in this Article, except as otherwise expressly provided in the Plan, the Purchase and Sale Agreement or the Confirmation Order, all Persons and any Person claiming by or through them, which have held or asserted, which currently hold or assert or which may hold or assert any Claims or any other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities of any nature whatsoever, and all Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties based upon, attributable to, arising out of or relating to any Claim against or Interest in any of the Debtors, whenever and wherever arising or asserted, whether in the U.S. or anywhere else in the world, whether sounding in tort, contract, warranty or any other theory of law, equity or admiralty, shall be, and shall be deemed to be, permanently stayed, restrained and enjoined from taking any action against any of the Released Parties for the purpose of directly or indirectly collecting, recovering or receiving any payment or recovery with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest, arising prior to the Effective Date (including prior to the Petition Date), including, but not limited to:

commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests, or other rights of a Holder of an equity security or other ownership interest, against any of the Released Parties or the assets or property of any Released Party;

enforcing, attaching, collecting or recovering, by any manner or means, any judgment, award, decree or order against any of the Released Parties or the assets or property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest;

creating, perfecting or enforcing any Lien of any kind against any of the Released Parties or the assets or property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest;

except as otherwise expressly provided in the Plan or the Confirmation Order, asserting, implementing or effectuating any setoff, right of subrogation, indemnity, contribution or recoupment of any kind against any obligation due to any of the Released Parties or against the property of any Released Party with respect to any such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest; and

taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan, the Plan Supplement or the Confirmation Order relating to such Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, and all Interests or other rights of a Holder of an equity security or other ownership interest.

(g)           Bankruptcy Rule 3016 Compliance

The Debtors’ compliance with the formal requirements of Bankruptcy Rule 3016(c) shall not constitute an admission that the Plan provides for an injunction against conduct not otherwise enjoined under the Bankruptcy Code.

(h)           Integral to Plan

Each of the injunctions provided in Plan Section 12.05 is an integral part of the Plan and is essential to its implementation.  Each of the Released Parties and any other Persons protected by the injunctions set forth in Plan Section 12.05 shall have the right to independently seek the enforcement of such injunctions.

Section 16.06            Exculpation

The Released Parties SHALL NOT BE LIABLE FOR ANY cause of action arising in connection with or out of the administration of the Chapter 11 Cases, the planning of the Chapter 11 Cases, the formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, pursuit of Confirmation of the Plan, the Consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for gross negligence or willful misconduct as determined by a Final Order of the Bankruptcy Court.  All Holders of Claims and Interests are enjoined from asserting or prosecuting any Claim or cause of action against any protected Person as to which such Released Party has been exculpated from liability pursuant to the preceding sentence.

Section 16.07            Permanent Injunction

Except as otherwise expressly provided in the Plan, the Purchase and Sale Agreement or the Confirmation Order, all Persons who have held, hold or may hold Claims against, or Interests in, the Debtors are permanently enjoined, on and after the Effective Date, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest; (b) the enforcement, attachment, collection, or recovery by any manner or means of judgment, award, decree or order against any Released Party on account of any such Claim or Interest; (c) creating, perfecting, or enforcing any encumbrance of any kind against any Released Party or against the property or interests in property of such Released Party on account of any such Claim or Interest; and (d) asserting any right of setoff, recoupment or subrogation of any kind against any obligation due from any Released Party or against the property or interests in property of any Released Party on account of any such Claim or Interest.  The foregoing injunction will extend to successors of any Released Party and their respective property and interests in the property.

Section 16.08            Satisfaction of Claims

The rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever against the Debtors or any of their Estates, assets, properties, or interests in property.  Except as otherwise provided herein, on the Effective Date, all Claims against and Interests in the Debtors shall be satisfied, discharged, and released in full.  None of the Debtors, the Reorganized Subsidiaries, Reorganized Edge or their Affiliates, shall be responsible for any pre-Effective Date obligations of the Debtors, the Reorganized Subsidiaries or Reorganized Edge, except those expressly assumed by the Debtors, the Reorganized Subsidiaries or Reorganized Edge, as applicable.  Except as otherwise provided herein, all Persons and Entities shall be precluded and forever barred from asserting against the Debtors and their Affiliates, their respective successors or assigns, or their Estates, assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefore were known or existed prior to the Effective Date.

Section 16.09            Discharge of Liabilities

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Confirmation Order, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim or Interest based upon such debt, right, Claim, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Subject to the terms of the Plan and the Confirmation Order, any default by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the Filing of the Chapter 11 Cases shall be deemed satisfied on the Effective Date. Subject to the terms of the Plan, the Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring. Subject to the terms of the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors, their Estates, Reorganized Edge, the Reorganized Subsidiaries and all successors thereto. As provided in section 524 of the Bankruptcy Code, subject to the terms of the Plan, such discharge shall void any judgment against the Debtors, their Estates, Reorganized Edge, the Reorganized Subsidiaries or any successors thereto at any time obtained to the extent it relates to a Claim or Interest discharged, and operates as an injunction against the prosecution of any action against Reorganized Edge, the Reorganized Subsidiaries or their respective property and assets to the extent it relates to a discharged Claim or Interest.

Section 16.10                                   Binding Effect

The Plan shall be binding upon and inure to the benefit of the Debtors, all present and former Holders of Claims against and Interests in the Debtors, their respective successors and assigns, including, but not limited to, the Debtors, and all other parties-in-interest in these Chapter 11 Cases.

Section 16.11                                   Notices

Any notice, request, or demand required or permitted to be made or provided under the Plan to or upon the Debtors or Reorganized Edge or Union shall be (i) in writing; (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission; and (iii) deemed to have been duly given or made when actually delivered or, in the case of facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the Debtors:

Edge Petroleum Corporation

Attention:  Gary Pittman

1301 Travis, Suite 2000

Houston, TX  77002

Phone:  (713) 654-8960

Fax:  (713) 650-6494

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

Attention:  Charles R. Gibbs

1700 Pacific Avenue, Suite 4100

Dallas, TX 75201

Phone:  (214) 969-2800

Fax:  (214) 969-4343

If to Union:

Malcolm Duncan McDuffie

Union Bank, N.A.

445 S. Figueroa Street

Los Angeles, CA 90071-1602

Phone:  (213) 236-6786

Fax:  (213) 236-6476

With a copy to (which shall not constitute notice):

William A. (Trey) Wood, III

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, TX 77002

Phone:  (713) 223-2300

Fax:  (713) 221-1212

If to Reorganized Edge:

[Robert E. Ogle]

With a copy to (which shall not constitute notice):

William A. (Trey) Wood, III

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, TX 77002

Phone:  (713) 223-2300

Fax:  (713) 221-1212

Section 16.12                                   Term of Injunctions or Stay

Unless otherwise provided in the Plan or Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code sections 105 or 362 or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or Confirmation Order shall remain in full force and effect in accordance with their terms.

Section 16.13                                   Setoffs

Except as otherwise expressly provided for in the Plan, pursuant to the Bankruptcy Code (including Bankruptcy Code section 553), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, each Debtor or Reorganized Edge may setoff against any Allowed Claim or Interest (other than the Union Secured Claim) and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before such distribution is made), any Claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Edge, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Edge of any such Claims, rights, and Causes of Action that such Debtor may possess against such Holder.  In no event shall any Holder of Claims or Interests be entitled to setoff any Claim or Interest against any Claim, right, or cause of action of the Debtors or Reorganized Edge, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to Bankruptcy Code section 553 or otherwise.

Section 16.14                                   Recoupment

Except as provided in the Plan, any Holder of a Claim or Interest shall not be entitled to recoup any Claim or Interest against any Claim, right, or cause of action of the Debtors or Reorganized Edge, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

Section 16.15                                   Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors’ Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Debtor and its successors and assigns.

Section 16.16                                   Request for Expedited Tax Review

The Liquidating Trustee shall have the right to request an expedited determination under Bankruptcy Code section 505(b) with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

Section 16.17                                   Dissolution of Committee

On the Effective Date, the Committee, if any, shall dissolve and the members of the Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases.

Section 16.18                                   No Admissions

Notwithstanding anything herein to the contrary, nothing in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein, including liability on any Claim.

Section 16.19                                   Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to the Debtors; provided, however, that corporate governance matters relating to the Debtors or Reorganized Edge, as applicable, not organized under Texas law shall be governed by the laws of the state of organization of such Debtor.

ARTICLE XVII

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain U.S. federal income tax consequences of the consummation of the Plan to Holders of Claims and Interests and the Debtors.  This summary is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the U.S. Treasury Regulations (the “Treasury Regulations”) promulgated thereunder, judicial authorities, published administrative positions of the IRS and other applicable authorities, all as in effect on the date of this Disclosure Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect.  No rulings or determinations of the IRS or any other taxing authorities have been sought or obtained with respect to the tax consequences discussed herein, and the discussion below is not binding upon the IRS or the courts.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.  Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the U.S. federal income tax consequences of the Plan.

This discussion does not apply to Holders of Claims and Interests that are not “U.S. persons” (as such phrase is defined in the IRC), and does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtors or to such Holders in light of their individual circumstances.  This discussion does not address tax issues with respect to such Holders subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, dealers and traders in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies and regulated investment companies).  In addition, this summary does not address estate, gift, foreign, state, or local tax consequences of the Plan.

ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF AN ALLOWED CLAIM.  ALL HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE PLAN.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE IRC.  TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT.  EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Section 17.01                                   Federal Income Tax Consequences to Holders of Allowed Claims and Interests

(a)                                 Consequences to Holders of Union Secured Claims (Class A2 Claims, Class B2 Claims, Class C2 Claims, Class D2 Claims, Class E2 Claims, and Class F2 Claims)

Pursuant to the Plan, each Allowed Union Secured Claim will receive, in full satisfaction and discharge of their Claims, their Pro Rata share of the Union Secured Claim Distribution Pool.

A Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss to the extent that the Holder has held the debt instrument underlying its claim for more than one year) in an amount equal to the amount of Cash received over the Holder’s adjusted basis in the debt instruments underlying its Allowed Union Secured Claim.  To the extent that a portion of the Cash received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder should recognize ordinary interest income.  See “Accrued but Unpaid Interest” below.

(b)                                 Certain United States Federal Income Tax Consequences to the Holders of Other Secured Claims (Class B3 Claims, Class C3 Claims, Class D3 Claims, Class E3 Claims, and Class F3 Claims)

The following discussion assumes that each Holder of an Allowed Other Secured Claim holds such Claim as a “capital asset” within the meaning of section 1221 of the IRC.  Pursuant to the Plan, each Allowed Other Secured Claim, at the election of the Purchaser, in consultation with the Debtors, may be (i) Reinstated, (ii) paid in full in Cash, (iii) satisfied by the delivery of the collateral securing such Claim and paying any interest required to be paid, or (iv) otherwise rendered Unimpaired.  If an Allowed Other Secured Claim is Reinstated, the Holder of such Claim should not recognize gain or loss except to the extent that collateral securing such Claim is changed, and the change in collateral constitutes a “significant modification” of the Allowed Other Secured Claim within the meaning of the Treasury Regulations promulgated under section 1001 of the IRC.  If an Allowed Other Secured Claim is paid in full in Cash, the Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss to the extent that the Holder has held the debt instrument underlying its claim for more than one year) in an amount equal to the amount of Cash received over the Holder’s adjusted basis in the debt instruments underlying its Allowed Other Secured Claim.  To the extent that a portion of the Cash received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder should recognize ordinary interest income.  See “Accrued but Unpaid Interest” below.

If a Holder of an Allowed Secured Claim exchanges its Claim for the collateral securing such Claim, or for Cash in an amount equal to the proceeds actually realized from the sale of such collateral, the exchange should be treated as a taxable exchange under section 1001 of the IRC.  The Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss if the Holder has held the debt instrument underlying its Claim for more than one year) equal to the difference between (i) the fair market value of the collateral received (or, as the case may be, the amount of Cash received from the sale of such collateral) and (ii) the Holder’s adjusted tax basis in the debt instrument constituting its Claim.  To the extent that a portion of the collateral received (or, as the case may be, the amount of Cash received from the sale of such collateral) in the exchange is allocable to accrued interest that has not already been taken into income by the Holder, the Holder should recognize ordinary interest income.  See “Accrued but Unpaid Interest” below.  If, on the Effective Date, the Holder receives the collateral (rather than Cash) in exchange for its Claim, the Holder’s tax basis in the collateral should be equal to the fair market value of the collateral on the Effective Date, and the Holder’s holding period in the collateral should begin on the day following the Effective Date.

(c)                                  Certain Consequences to Holders of General Unsecured Claims (Class A4 Claims, Class B4 Claims, Class C4 Claims, Class D4 Claims, Class E4 Claims, and Class F4 Claims)

Pursuant to the Plan, Holders of General Unsecured Claims will receive (i) their Pro Rata share of the Unsecured Creditor Distribution Pool and (ii) their Pro Rata share of interests in the Liquidating Trust.

A Holder receiving a payment under the Plan in satisfaction of its Allowed General Unsecured Claim generally may recognize taxable income or loss measured by the difference between (i) the amount of Cash and (ii) its adjusted tax basis in the Claim.  The character of any income or loss that is recognized will depend upon a number of factors, including the status of the Creditor, the nature of the Claim in its hands, whether the Claim was purchased at a discount, whether and to what extent the Creditor has previously claimed a bad debt deduction with respect to the Claim, and the Creditor’s holding period of the Claim.  This income or loss may be ordinary if the distribution is in satisfaction of accounts or notes receivable acquired in the ordinary course of the Holder’s trade or business for the performance of services or for the sale of goods or merchandise.  Generally, a Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss to the extent that the Holder has held the debt instrument underlying its claim for more than one year) if the Claim is a capital asset in the Holder’s hands.  To the extent that a portion of the Cash received represents accrued but unpaid interest that the Holder has not already taken into income, the Holder should recognize ordinary interest income.  See “Accrued but Unpaid Interest” below.

The amount received, if any, from the Liquidating Trust is contingent on the value obtained from the unencumbered assets and the outcome of the causes of action held by the Liquidating Trust.  The Holder should recognize gain or loss equal to the difference between (i) the fair market value as of the Effective Date of the Liquidating Trust beneficial interests received (to the extent it is not allocable to accrued interest) and (ii) the Holder’s tax basis in the Claims surrendered by the Holder.  The character of such gain or loss will depend on a number of factors as described in the paragraph above.  To the extent that any portion of the Liquidating Trust beneficial interests received in the exchange is allocable to accrued interest, the Holder may recognize ordinary income, which is addressed in the discussion below regarding accrued interest.  A Holder’s tax basis in the beneficial interests received should equal their fair market value as of the Effective Date.  A Holder’s holding period for the Liquidating Trust beneficial interests should begin on the day following the Effective Date.

It is plausible that a Holder could treat the transaction as an “open” transaction for tax purposes, in which case the recognition of any gain or loss on the transaction might be deferred pending the determination of the amount of the Liquidating Trust beneficial interests received.  The federal income tax consequences of an open transaction are uncertain and highly complex and a Holder should consult with its own tax advisor if it believes that open transaction treatment might be appropriate.

(d)                                 Receipt of Interests in the Liquidating Trust

On the Effective Date, the Liquidating Trust will be settled and is currently anticipated to exist as a grantor trust and/or liquidating trust for the benefit of certain Creditors.  Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt of an adverse determination by the IRS upon audit if not contested by the Liquidating Trustee), pursuant to Treasury Regulation section 301.7701-4(d) and related Treasury Regulations, the Liquidating Trustee may designate and file returns for the Liquidating Trust as a “grantor trust” and/or “liquidating trust” and therefore, for federal income tax purposes, the Liquidating Trust’s taxable income (or loss) should be allocated Pro Rata to its beneficiaries.

The Liquidating Trustee intends to take a position on the Liquidating Trust’s tax return that the Liquidating Trust should each be treated as a grantor trust set up for the benefit of Creditors.

Holders of Claims that receive a beneficial interest in the Liquidating Trust will be required to report on their U.S. federal income tax returns their share of the Liquidating Trust’s items of income, gain, loss, deduction and credit in the year recognized by the Liquidating Trust.  This requirement may result in Holders being subject to tax on their allocable share of the Liquidating Trust’s taxable income prior to receiving any cash distributions from the Liquidating

Trust.  In general, Holders of Interests in the Liquidating Trust will not be subject to tax on their receipt of distributions from the trust.

(e)                                  Consequences to Holders of Edge Interests

Pursuant to the Plan, on the Effective Date, all Interests shall be deemed canceled and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and there shall be no distribution to the Holders of Interests.

Generally, the cancellation of the Interests should result in a loss for U.S. federal tax purposes; however Holders of Interests are urged to consult with their own tax advisors regarding their own specific situation and tax consequences.  Generally, a Holder should recognize capital gain or loss (which capital gain or loss would be long-term capital gain or loss to the extent that the Holder has held the debt instrument underlying its claim for more than one year) if the Claim is a capital asset in the Holder’s hands.

(f)                                    Accrued but Unpaid Interest

To the extent that any amount received by a Holder of a surrendered Allowed Claim under the Plan is attributable to accrued but unpaid interest and such amount has not previously been included in the Holder’s gross income, such amount should be taxable to the Holder as ordinary interest income.  Conversely, a Holder of a surrendered Allowed Claim may be able to recognize a deductible loss (or, possibly, a write-off against a reserve for worthless debts) to the extent that any accrued interest on the debt instruments constituting such Claim was previously included in the Holder’s gross income but was not paid in full by the Debtors.  Such loss may be ordinary, but the tax law is unclear on this point.

The extent to which the consideration received by a Holder of a surrendered Allowed Claim will be attributable to accrued interest on the debts constituting the surrendered Allowed Claim is unclear.  Certain Treasury Regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal.  Application of this rule to a final payment on a debt instrument being discharged at a discount in bankruptcy is unclear.  Pursuant to the Plan, distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.  However, the provisions of the Plan are not binding on the IRS or a court with respect to the appropriate tax treatment for Creditors.

(g)                                 Market Discount

Under the “market discount” provisions of sections 1276 through 1278 of the IRC, some or all of any gain realized by a Holder exchanging the debt instruments constituting its Allowed Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt constituting the surrendered Allowed Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (ii) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a Holder on the taxable disposition (determined as described above) of debts that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debts were considered to be held by the Holder (unless the Holder elected to include market discount in income as it accrued).  To the extent that the surrendered debts that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the Holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instrument.

(h)                                 Limitation on Use of Capital Losses

Holders of Claims who recognize capital losses as a result of the distributions under the Plan will be subject to limits on their use of capital losses.  For noncorporate holders, capital losses may be used to offset any capital gains (without regard to holding periods) plus ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains.  Holders, other than corporations, may carry over unused capital losses and apply them to capital gains and a portion of their ordinary income for an unlimited number of years.  For corporate holders, losses from the sale or exchange of capital assets may only be used to offset capital gains.  Holders who have more capital losses than can be used in a tax year may be allowed to carry over the excess capital losses for use in succeeding tax years.  Corporate holders may only carry over unused capital losses for the five years following the capital loss year, but are allowed to carry back unused capital losses to the three years preceding the capital loss year.

Section 17.02                                   Certain U.S. Federal Income Tax Consequences of the Plan to the Debtors

The Debtors expect to report consolidated net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $135 million as of the Petition Date.  The amount of the Debtors’ NOL carryforwards may be significantly reduced, or more likely eliminated upon implementation of the Plan.  Although the Debtors are still analyzing results from operations, they do not expect to incur any substantial tax liability as a result of the implementation of the Plan.

(a)                                 Cancellation of Indebtedness and Reduction of Tax Attributes

As a result of the Plan, the Debtors’ aggregate outstanding indebtedness will be substantially reduced.  In general, absent an exception, a debtor will recognize cancellation of debt (“COD”) income upon discharge of its outstanding indebtedness for an amount less than its adjusted issue price.  The amount of COD income, in general, is the excess of (a) the adjusted issue price of the indebtedness discharged, over (b) the sum of the issue price of any new indebtedness of the taxpayer issued, the amount of cash paid and the fair market value of any other consideration, including stock of the Debtors, given in exchange for such indebtedness at the time of the exchange.

A debtor is not, however, required to include any amount of COD income in gross income if such debtor is under the jurisdiction of a court in a chapter 11 bankruptcy proceeding and the discharge of debt occurs pursuant to that proceeding.  Instead, as a price for the exclusion of COD income under the foregoing rule, section 108 of the IRC requires the debtor to reduce (as of the first day of the taxable year following the year of the debt discharge) its tax attributes by the amount of COD income which it excluded from gross income.  As a general rule, tax attributes will be reduced in the following order: (i) NOLs, (ii) most tax credits, (iii) capital loss carryovers, (iv) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject), and (v) foreign tax credits.  A debtor with COD income may elect first to reduce the basis of its depreciable assets under IRC section 108(b)(5).

The amount of COD income (and, accordingly, the amount of tax attributes required to be reduced) cannot be known with certainty until after the Effective Date.  Thus, although it is expected that a reduction of tax attributes will be required, the exact amount of such reduction cannot be predicted with certainty.

Any required reduction in tax attributes of a member of a consolidated group applies first to any tax attributes attributable to the debtor realizing the COD income at issue.  To the extent the debtor reduces its tax basis in the stock of another member of the consolidated group (which basis may not be reduced below zero) such other member is required to reduce its tax attributes by an equivalent amount.

(b)                                 Conversion of Certain Subsidiaries to Limited Liability Companies (“LLCs”) in Anticipation of Asset Sale

In anticipation of the sale of substantially all of Debtors’ assets under section 363 of the Bankruptcy Code, Debtors’ will convert Miller, Miller Oil, EPEC, EPPC, and EPOC from  corporations to LLCs.  The conversion of a C corporation into an LLC involves the liquidation of the corporation.  The structure of the liquidations will impact the tax treatment of the conversions.  The liquidation of a corporation is generally a taxable event for the corporation and its shareholders.  However, a liquidation of a subsidiary corporation may qualify as a tax-free liquidation under IRC section 332.  The IRS has ruled that a merger of a subsidiary into a single-member LLC was a liquidation of the subsidiary under section 332.  Merger of a subsidiary corporation into a single-member LLC is one method available to convert a corporation into an LLC.  A liquidation involving the merger of an insolvent subsidiary into a creditor-parent, however, will not qualify as tax-free under section 332.

If the conversion qualifies as a tax-free liquidation under section 332, no gain or loss is recognized on the receipt by a corporation of property distributed in complete liquidation of a subsidiary.  If instead the conversion involves a taxable liquidation, the liquidating corporation recognizes gain and loss on the distribution of appreciated property just as if each asset was sold at its fair market value.  Where the corporation has NOL carryforwards, those carryforwards can be used against the gains recognized in the liquidating distributions.  Debtors currently anticipate that there are sufficient NOL carryforwards to offset any gain from the conversion of the subsidiaries from corporations to LLCs.

(c)                                  Sale of Substantially All the Assets under Bankruptcy Code Section 363

The Plan contemplates the sale of all or substantially all of the Debtors assets to a third party pursuant to section 363 of the Bankruptcy Code.  With such a sale, the debtor corporation recognizes taxable gain or loss on the asset transfer.  Any gain on the sale of the assets should be sheltered by the Debtors’ NOLs.  The Debtors continue to analyze the impact of the conversions of the subsidiaries and the subsequent sale of the assets on the Debtors’ group.

Section 17.03                                   Information Reporting and Backup Withholding

Certain payments, including payments in respect of Claims pursuant to the Plan, are generally subject to information reporting to the IRS.  Moreover, such reportable payments may be subject to backup withholding at a rate of 28% unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Section 17.04                                   Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A CLAIM HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

ARTICLE XVIII

CONCLUSION AND RECOMMENDATION

The Debtors believe that the Plan is in the best interests of all Holders of Claims, and urge those Holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be RECEIVED by the Claims Agent no later than 5:00 p.m., prevailing Central Time on                          , 2009.  If the Plan is not confirmed, or if

Holders in those Classes do not vote to accept the Plan, the Holders in those Classes may not receive a distribution.

(Signature Page Immediately Follows)

Dated: October 1, 2009
EDGE PETROLEUM CORPORATION

	By:	/s/Gary Pittman
	Name:	Gary Pittman
	Title:	CFO, Executive Vice President

Dated: October 1, 2009
EDGE PETROLEUM EXPLORATION COMPANY

	By:	/s/Gary Pittman
	Name:	Gary Pittman
	Title:	CFO, Executive Vice President

Dated: October 1, 2009
MILLER EXPLORATION COMPANY

	By:	/s/Gary Pittman
	Name:	Gary Pittman
	Title:	CFO, Executive Vice President

Dated: October 1, 2009
EDGE PETROLEUM OPERATING COMPANY, INC.

	By:	/s/Gary Pittman
	Name:	Gary Pittman
	Title:	CFO, Executive Vice President

Dated: October 1, 2009
EDGE PETROLEUM PRODUCTION COMPANY

	By:	/s/Gary Pittman
	Name:	Gary Pittman
	Title:	CFO, Executive Vice President

Dated: October 1, 2009
MILLER OIL CORPORATION

	By:	/s/Gary Pittman
	Name:	Gary Pittman
	Title:	CFO, Executive Vice President